                                                 FILE PURSUANT TO RULE 424(b)(3)
                                                 REGISTRATION NO. 333-35948




                                PERFICIENT, INC.

                         580,000 SHARES OF COMMON STOCK


         Certain of our stockholders (the "Selling Stockholders") wish to sell shares of our common stock, $.001 par value, under this prospectus. See "Selling Stockholders and Plan of Distribution." Our common stock is listed on the Nasdaq SmallCap Market System under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRF". On July 20, 2000, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $11.50 per share.

         Our common stock being offered through this prospectus may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See "Selling Stockholders and Plan of Distribution."

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                 THE DATE OF THIS PROSPECTUS IS JULY 24, 2000

                                     SUMMARY

         YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, "WE", "US", AND "OUR" REFER TO PERFICIENT, INC. AND ITS SUBSIDIARIES UNLESS THE CONTEXT REQUIRES OTHERWISE.

                                   PERFICIENT

         We provide virtual professional services organizations to Internet software companies.

                               RECENT DEVELOPMENTS

         ACQUISITION OF LOREDATA, INC. On January 3, 2000, we consummated the acquisition by way of merger of LoreData, Inc., a Connecticut corporation, with and into our wholly-owned subsidiary, Perficient Acquisition Corp., a Delaware corporation. Perficient Acquisition Corp. was the surviving corporation to the merger and continues its existence under the name, "Perficient LoreData, Inc." LoreData, Inc. was a 17 person Internet professional services firm based in New London, Connecticut. We acquired LoreData for an aggregate purchase price of (i) $385,000 in cash that was paid at closing, (ii) 30,005 shares of our common stock, par value $.001 per share, also paid at closing, and (iii) 131,709 shares of Perficient common stock that are being held in escrow for disposition by the escrow agent in accordance with an Escrow Agreement dated as of January 3, 2000. We utilized proceeds from our initial public offering of common stock to fund the cash portion of the purchase price of LoreData.

         PRIVATE PLACEMENT. On February 7, 2000, we completed an $8.1 million private placement of common stock. We intend to use the proceeds from the private placement to further accelerate our previously announced acquisition program including the cash portion of the purchase price for Compete, Inc. and for other corporate purposes. A total of 400,000 shares of common stock were issued and sold by us, resulting in gross proceeds to us of $5.6 million. John
T. McDonald, an officer and director of our company, Bryan R. Menell, an officer of our company, and David S. Lundeen, a director of our company, sold the remaining 180,000 shares of common stock in the private placement. The private placement was priced at $14 per share. Gilford Securities Incorporated acted as placement agent in connection with the private placement. In addition, we entered into Registration Right Agreements with each of the purchasers pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock sold in the private placement.

         ACQUISITION OF COMPETE INC. On May 1, 2000, we consummated the acquisition by way of merger of Compete Inc. ("Compete"), an Illinois corporation, with and into our wholly-owned subsidiary, Perficient Compete, Inc., a Delaware Corporation. Perficient Compete, Inc., is the surviving corporation to the merger and continues its existence under that name. Compete is an internet consulting firm that employs over fifty professionals from four locations in the United States and abroad.

         We acquired Compete for an aggregate purchase price of (i) $3,500,000 in cash, (ii) $2,527,500 in promissory notes to be repaid within six months following the closing, and (iii) 2,200,000 shares of common stock, of which 1,100,000 shares are subject to adjustment or forfeiture and which will be held in escrow for disposition by the escrow agent in accordance with an escrow agreement executed at closing. In addition, options to purchase up to 439,915 shares of Compete common stock were converted into options to purchase up to 393,670 shares of common stock of Perficient.

                                          THE OFFERING

         Shares of common stock offered                     580,000

         Use of Proceeds                                    We will not be receiving any
                                                            proceeds from this offering.
                                                            Certain selling stockholders may
                                                            wish to offer to sell shares of
                                                            our common stock that they acquired
                                                            from our company and certain
                                                            stockholders in a private
                                                            placement of shares of our common
                                                            stock.

         Nasdaq SmallCap Market Symbol                      "PRFT"

         Boston Stock Exchange Symbol                       "PRF"

                          SUMMARY FINANCIAL INFORMATION

The following table summarizes the financial data for our business:



                                                     Year Ended December 31,        Three Months Ended March 31,
                                                -----------------------------   --------------------------------
                                                    1998              1999          1999                2000
                                                ----------        -----------   -----------         ------------
                                                                                (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Consulting revenues                             $  825,800         $3,154,936    $  266,275         $1,820,689
Cost of consulting revenues                        400,977          1,541,389       153,082            937,829
                                                ----------        -----------   -----------         ----------
Gross Margin                                       424,823          1,613,547       113,193            882,860



Selling, general and administrative                356,863          2,070,042       137,860          1,358,569
Stock compensation                                       0            956,000       899,000             19,000
Intangibles amortization                                 0                  0             0            194,362
Interest expense (income)                              151             13,380             0           (110,222)
                                                ----------        -----------   -----------         ----------
Income (loss) from operations                       67,809         (1,425,875)     (923,667)          (578,849)
                                                ----------        -----------   -----------         ----------
Net income (loss)                               $   40,228        ($1,404,963)    ($919,332)         ($578,849)
                                                ==========        ===========   ===========         ==========

Net loss per share
 Basic and diluted (1)                               $0.02             ($0.47)       ($0.37)            ($0.15)
                                                ==========        ===========   ===========         ==========

Shares used in computing basic
and diluted net income (loss) per share          1,750,000          3,000,556     2,500,000          3,931,714
                                                ==========        ===========   ===========         ==========

         The following table summarizes our balance sheet at December 31, 1999 and March 31, 2000:

                                                                              DECEMBER 31,        MARCH 31
                                                                              ------------        --------
                                                                                  1999              2000
                                                                                  ----              ----
BALANCE SHEET DATA:
  Working capital....................................................           $6,097,321      $10,397,097
  Total assets.......................................................            6,616,417       13,887,729
  Total liabilities..................................................              364,326          867,669
  Total stockholders' equity.........................................            6,252,091      $13,020,060

-----------

(1) See Note 3 of Notes to Financial Statements for the determination of shares used in computing basic net income (loss) per share.

                                   OUR OFFICES

         Our principal executive offices are located at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731, and our telephone number is
(512) 531-6000. Our Internet address is www.perficient.com. THE INFORMATION
ON OUR WEB SITE IS NOT INCORPORATED BY REFERENCE INTO, AND DOES NOT CONSTITUTE PART OF, THIS PROSPECTUS.

                                   TRADEMARKS

         The name "Perficient" and the Perficient logo are our trademarks. All other trademarks, trade names or service marks appearing in this prospectus belong to other companies.

                                  RISK FACTORS

         An investment in shares of our common stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus and the documents and filings incorporated by reference into this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

         In addition to considering risks that our inherent to our business, prospective investors should also consider carefully additional risks that are associated with our acquisition by way of merger of Compete Inc. ("Compete"), an Illinois corporation (the "Merger") that was completed on May 1, 2000. Compete was merger with and into Perficient Compete, Inc., which is the surviving corporation to the merger. Compete is an internet consulting firm that employs over fifty professionals from four locations in the United States and abroad.

RISKS PARTICULAR TO OUR BUSINESS

WE HAVE LOST MONEY DURING MOST OF THE QUARTERS DURING WHICH WE HAVE BEEN IN BUSINESS AND WE EXPECT TO LOSE MONEY IN THE FUTURE.

         We have incurred operating losses in most of the quarters during which we have been in business and as a result, we have a retained deficit of $1,955,653 as of March 31, 2000. As a result of the acquisitions that we recently completed, we recorded a substantial amount of goodwill. We will be required to amortize the goodwill in the future, which will result in the recognition of significant non-cash expenses over the next three years. The pro forma financial information provided in this prospectus indicates that we will amortize in excess of $4,500,000 in goodwill per quarter over the next three years. We cannot assure you of any operating results and we will likely experience large variations in quarterly operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including:


         - the number, size, timing and scope of our projects;

         - customer concentration;

         - long and unpredictable sales cycles;

         - contract terms of projects;

         - degrees of completion of projects;

         - project delays or cancellations;

         - competition for and utilization of employees;

         - how well we estimate the resources we need to complete projects;

         - the integration of acquired businesses;

         - pricing changes in the industry; and

         - economic conditions specific to the Internet and information technology consulting

         We expect to incur net losses at least through the end of 2000. We plan to increase our expenditure on sales and marketing, infrastructure development, personnel and general and administrative in connection with our efforts to expand our business. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Although our revenues have grown in recent quarters, you should not view our historical growth rates as indicative of our future revenues.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

         We began our business in September 1997. We only began providing services on any significant basis in mid-1998 and primarily to only one partner. As a result, we have a limited operating history upon which you may evaluate our business and prospects. Companies in an early stage of development frequently encounter greater risks and unexpected expenses and difficulties. As a result, we cannot assure you of any operating results and we will likely experience large variations in quarterly operating results.

WE MAY NOT GROW, OR WE MAY BE UNABLE TO MANAGE OUR GROWTH.

         Our success will depend on our ability to rapidly expand the number of partners and teams of information technology professionals. However, we may not grow as planned or at all. Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. If we do not experience substantial growth, this would place us at a disadvantage to our competitors. However, if we do grow, our growth will place significant strains on our management personnel and other resources. For example, it will be difficult to manage information technology professionals who will be widely dispersed around the country. If we are unable to manage our growth effectively, this inability will adversely affect the quality of our services and our ability to retain key personnel, and could harm our business.

THE LOSS OF SALES TO VIGNETTE CORPORATION WOULD SERIOUSLY HARM OUR BUSINESS.

         Vignette Corporation accounted for 96% of our revenue during 1999 and 79% of our revenue during the three months ended March 31, 2000. Any termination of our relationship with Vignette would have a material adverse effect on our operating results and financial condition. Vignette only retains our services on a case-by-case basis and may choose at any time to use any other firm or to provide the services that we performs for itself. Therefore, any downturn in Vignette's business or any shift in its decisions to continue to use our services could also result in substantially reduced sales by us.

OUR PARTNERS ARE NOT OBLIGATED TO USE OUR SERVICES.

         Our contracts with our partners do not obligate them to use our services. A partner may choose at any time to use another consulting firm or to perform the services we provide through an internal services organization. Any termination of a relationship with a partner, or a partner's decision to employ other consulting firms or perform services in-house, could seriously harm our business.

WE MAY ALIGN OURSELF WITH PARTNERS THAT FAIL.

         In selecting our partners, we seek to identify Internet software companies that we believe will develop into market leaders. However, our partners compete in new and rapidly changing markets. In certain of these markets, only a few companies will survive. If we align ourselves with companies that fail to become market leaders, our business may suffer because our partners will not have significant demand for our services. We invest substantial resources to train our information technology professionals regarding the use and features of our partners' software, and we will lose this investment if our partners fail.

WE HAVE AGREED NOT TO PERFORM SERVICES FOR COMPETITORS OF OUR PARTNERS, WHICH LIMITS OUR POTENTIAL MARKET.

         We have generally agreed with our partners not to perform services for their competitors. These non-compete agreements substantially reduce the number of our prospective partners. In addition, these agreements increase the importance of our partner selection process, because many of our partners compete in markets where only a limited number of companies gain significant market share. If we agree not to perform services for a particular partner's competitors and our partner fails to gain meaningful market share, we are unlikely to receive future material revenues in that particular market.

OUR MANAGEMENT TEAM MAY NOT BE ABLE TO WORK TOGETHER EFFECTIVELY TO IMPLEMENT OUR BUSINESS PLAN.

         We have recently hired many of our current executive officers to establish a team to manage our operations. These newly hired officers include our Chief Executive Officer, hired in April 1999, our Chief Financial Officer, hired in April 1999, and our Chief Technology Officer, hired in May 1999. These individuals have not worked together previously and are in the process of integrating as a management team. Their failure to work together effectively would seriously harm our ability to carry out our business plan.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN INFORMATION TECHNOLOGY PROFESSIONALS, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

         Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate and manage highly skilled information technology professionals. Because of the recent rapid growth of the Internet, individuals who can perform the services we offer are scarce and are likely to remain a limited resource for the foreseeable future. Furthermore, there is a high rate of attrition among such personnel. Any inability to attract, train and retain highly skilled information technology professionals would impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

OUR SUCCESS WILL DEPEND ON RETAINING OUR SENIOR MANAGEMENT TEAM AND KEY TECHNICAL PERSONNEL.

         We believe that our success will depend on retaining our senior management team, key technical personnel and our Chief Executive Officer, John T. McDonald. This dependence is particularly important in our business, because personal relationships are a critical element of obtaining and maintaining our partners. If any of these people stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm our business. We currently maintain key-man life insurance on the life of Mr. McDonald.

OUR QUARTERLY OPERATING RESULTS WILL BE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

         Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. These quarterly fluctuations have been and will continue to be based on a number of factors, including:

         - The number and types of projects that we undertake;

         - Our ability to attract, train and retain skilled management and information technology professionals;

         - Our employee utilization rates, including our ability to transition our information technology professionals from one project to another;

         - Changes in our pricing policies;

         - Our ability to manage costs; and

         - Costs related to acquisitions of other businesses.

         In addition, many factors affecting our operating results are outside of our control, such as:

         - Demand for Internet software;

         - End-user customer budget cycles;

         - Changes in end-user customers' desire for our partners' products and our services;

         - Pricing changes in our industry;

         - Government regulation and legal developments regarding the use of the Internet; and

         - General economic conditions.

         Although we have limited historical financial data, we expect that we will experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 will typically be lower than in other quarters because there are fewer billable days in this quarter due to vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.

WE FACE RISKS ASSOCIATED WITH FINDING AND INTEGRATING ACQUISITIONS.

         Our success will depend in part on our ability to identify suitable acquisition candidates, acquire those companies on acceptable terms and integrate their operations successfully. Acquisitions would involve a number of potential additional risks, including:

         - Adverse effects on operating results from increased goodwill amortization, acquired in-process research and development, stock compensation expense and increased compensation expense attributable to newly hired employees;

         - Diversion of management attention from other aspects of our business;

         - Failure to retain acquired personnel;

         - Harm to our reputation if an acquired company performs poorly; and

         - Assumption of liabilities of acquired companies, including potentially hidden liabilities.

RISKS RELATING TO OUR INDUSTRY

WE FOCUS SOLELY ON COMPANIES IN THE MARKET FOR INTERNET SOFTWARE AND COULD BE HARMED BY ANY DOWNTURN IN THIS INDUSTRY.

          Our business is dependent upon continued growth in the use of the Internet to fuel the growth in the amount of Internet software sold by our partners and prospective partners and used by their end-user customers. If use of the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Any downturn in the market for Internet software would harm our business, financial condition and operating results.

OUR BUSINESS WILL SUFFER IF WE DO NOT KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, EVOLVING INDUSTRY STANDARDS OR CHANGING PARTNER REQUIREMENTS.

         Rapidly changing technology, evolving industry standards and changing partner needs are common in the Internet professional services market. Accordingly, our future success will depend, in part, on our ability to:

         - effectively use leading technologies;

         - continue to develop our strategic and technical expertise;

         - enhance our current services;

         - develop new services that meet changing partner and end-user customer needs;

         - advertise and market our services; and

         - influence and respond to emerging industry standards and other technological changes.

         We must accomplish all of these tasks in a timely and cost-effective manner. We might not succeed in effectively doing any of these tasks, and our failure to succeed could have a material and adverse effect on our business, financial condition or results of operations.

OUR MARKET IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY.

         The market for services to Internet software companies is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively low barriers to entry into this market. Many of our current and potential competitors have longer operating histories, more established reputations, and potential partner relationships and greater financial, technical, industry and marketing resources than we do. This may place us at a disadvantage to our competitors.

RISKS RELATING TO OWNERSHIP OF OUR STOCK

WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR OFFICERS AND DIRECTORS, WHICH COULD RESULT IN US TAKING ACTIONS THAT OTHER STOCKHOLDERS DO NOT APPROVE.

         Our executive officers, directors and existing 5% and greater stockholders beneficially own or control approximately 65.7% of the voting power of our common stock. These persons, if they were to act together, are in a position to elect and remove directors and control the outcome of most matters submitted to stockholders for a vote. Additionally, these persons are able to significantly influence any proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. This concentration of ownership may discourage a potential acquirer from making an offer to buy us, which, in turn, could adversely affect the market price of our common stock. You should read "Management," "Principal Stockholders" and "Description of Perficient Capital Stock" for more information on control of our business.

IT MAY BE DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, AND THIS COULD DEPRESS OUR STOCK PRICE.

         Provisions of our certificate of incorporation, bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial for our stockholders.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON SATISFACTORY TERMS.

         We anticipate that the net proceeds of our initial public offering completed in August 1999 and the additional funds received in February 2000 will be sufficient to fund our operations and capital requirements for at least 12 months from the date of this prospectus. After that, we may need to raise additional funds. If we need additional capital and cannot raise it on acceptable terms, we may not be able to:

         - open new offices;

         - hire, train and retain employees;

         - respond to competitive pressures or unanticipated requirements; or

         - pursue acquisition opportunities.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET AND THE BOSTON STOCK EXCHANGE, WHICH WOULD MAKE TRADING IN OUR STOCK MORE DIFFICULT.

         Our shares are listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. However, our shares could be subsequently delisted, which would force us to list our shares on the OTC Bulletin Board or some other quotation medium, such as "pink sheets," depending upon our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our shares. Delisting may also reduce the visibility, liquidity and price of our common stock.

         If our common stock is delisted from the Nasdaq SmallCap Market and does not trade on another national securities exchange, we may become subject to "penny stock" regulations that impose additional sales practice disclosure and market making requirements on broker-dealers who sell or make a market in our stock. In such instance, the rules of the Securities and Exchange Commission would generally define "penny stock" to be common stock that has a market price of less than $5.00 per share. If our stock becomes subject to penny stock regulations, it would adversely affect the ability and willingness of broker-dealers who sell or make a market in our common stock and of investors to sell our stock in the secondary market.

RISKS PARTICULAR TO THE RECENT ACQUISITION OF COMPETE

COMPETE IS DEPENDENT UPON A CONTINUING RELATIONSHIP WITH IBM AND A LIMITED NUMBER OF CLIENTS.

         Compete has developed an important relationship with IBM. Substantially all of its consulting projects involve IBM-based systems and technologies. IBM accounted for 33% of Compete's revenue during 1998 and 12% of its revenue during 1999. Any termination of the relationship with IBM would have a material adverse effect on our operating results and financial condition. IBM only retains the services offered by Compete on a case-by-case basis and may choose at any time to use any other firm or to provide the services that Compete performs for itself. Therefore, any downturn in IBM's business or any shift in its decisions to continue to use the services offered by Compete could also result in substantially reduced sales by us. During 1999, approximately 59% of Compete's sales were derived from services provided to three customers (including IBM). Although Compete generally provides services on a project-to-project basis, any losses of the relationships with any of these three service providers would have a material adverse effect on Compete's results of operations.

WE MAY HAVE DIFFICULTY INTEGRATING THE BUSINESS OF COMPETE INTO OUR EXISTING OPERATIONS.

         The acquisition of Compete involved the integration of two companies that have previously operated independently, with focuses on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Compete without encountering difficulties or experiencing the loss of key Compete employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Compete will be able to satisfactorily work with one another.

FORMER COMPETE STOCKHOLDERS MAY BE ABLE TO SIGNIFICANTLY INFLUENCE US FOLLOWING THE MERGER.

         The substantial ownership of our common stock by Compete's current stockholders after the Merger provides them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. As a result of the Merger, the beneficial ownership of our common stock by the nine Compete stockholders and holders of options to purchase shares of Compete common stock that have vested ("Vested Option Holders"), including those who will become directors and/or executive officers of Perficient represents approximately 35.1% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of our Company without the vote of the Compete stockholders. In addition, sales of our common stock by the Compete stockholders to a third party may result in a change of control of our Company.

WE MAY LOSE RIGHTS UNDER CONTRACT WITH CUSTOMERS AND OTHER THIRD PARTIES AS A RESULT OF THE MERGER.

         Perficient and Compete each have contracts with suppliers, customers, licensors, licensees and other business partners. Many of these contracts are for a short term or can be terminated following a short notice period. A loss of any of these contracts would reduce our revenues and may, in the case of some contracts, affect rights that are important to the operation of our business.

WE WILL FACE ADVERSE ACCOUNTING CONSEQUENCES BECAUSE OF THIS MERGER.

         The Merger will be accounted for under the purchase method of accounting. Compete's assets will be recognized at their fair value and any excess of the purchase price over such fair value, other than amounts charged to in-process research and development costs, if any, will be recognized as goodwill on Perficient's balance sheet. The goodwill will be amortized as an expense over its anticipated useful life. Since the amount of goodwill will be substantial, the application of purchase accounting treatment could materially adversely affect the combined company's financial results throughout the amortization period.

          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

         We believe that it is important to communicate our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any other cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could seriously harm our business.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the Selling Stockholders. The principal reason for this offering is to allow for the resale of the shares currently held by the Selling Stockholders that were acquired from our company and certain stockholders in a private placement of shares of our common stock.

                                 CAPITALIZATION

         The following table sets forth our actual capitalization as of December 31, 1999 and March 31, 2000.

                                                                                                    DECEMBER 31,       MARCH 31,
                                                                                                    ------------       ---------
                                                                                                        1999             2000
                                                                                                        ----             ----
Stockholders' equity:
 Preferred Stock, $0.001 par value, 5,000,000 shares authorized; none
   outstanding................................................................................                 -               -
 Common Stock, $0.001 par value, 20,000,000 shares authorized; 3,503,333 and 4,065,047 shares issued and outstanding at December 31, 1999 and
   March 31, 2000, respectively...............................................................       $     3,503     $     4,065
 Additional paid-in capital...................................................................         7,777,392      15,104,648
 Unearned stock compensation..................................................................          (152,000)       (133,000)
 Retained deficit.............................................................................        (1,376,804)     (1,955,653)
      Total stockholders' equity..............................................................         6,252,091      13,020,060
           Total capitalization...............................................................        $6,252,091      13,020,060

         Our outstanding number of shares of common stock does not include 128,750 shares of common stock reserved for issuance upon exercise of warrants, and 938,000 shares of common stock issuable upon exercise of options outstanding as of June 1, 2000 at a weighted average exercise price of $8.20 per share, or 393,670 shares of common stock issuable upon the exercise of options issued to former Compete employees in conjunction with the acquisition of Compete.

                        WE DO NOT INTEND TO PAY DIVIDENDS

         We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on the common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors.

                      MARKET PRICE AND DIVIDEND INFORMATION

     Market Information: Shares of Perficient common stock are listed on the Nasdaq SmallCap Market under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRF". On July 20, 2000 the closing price of our common stock on the Nasdaq SmallCap Market was $11.50.

     The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Perficient common stock as reported on the Nasdaq SmallCap Market.

         1999                                     MARKET PRICE
                                         HIGH                       LOW

         Third Quarter                   12.00                      6.25

         Fourth Quarter                  17.88                      6.50

         2000

         First Quarter                   26.50                      12.00

         Holders: As of July 20, 2000, we believe there are in excess of 400 beneficial owners of our common stock.

         Dividends: We have not declared any dividends on our common stock during any period covered by the table and we do not intend to pay dividends in the foreseeable future. We intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our Board of Directors.

                        PRO FORMA SELECTED FINANCIAL DATA

         The following unaudited pro forma data gives effect to the merger with Compete as if all such transactions had been consummated on March 31, 2000 in the case of balance sheet data and January 1, 2000 with respect to statement of operations data. The pro forma information gives effect to the merger under the purchase method of accounting using the assumptions and adjustments described in the accompanying notes to the pro forma combined condensed financial statements.

         The pro forma combined condensed financial statements are based on the historical financial statements of Perficient and Compete and their related notes thereto included elsewhere herein or otherwise incorporated by reference herein. These pro forma statements are presented for informational purposes only and may not necessarily be indicative of the results that actually would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                                                    PERFICIENT INC
                               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                 As of March 31, 2000
                                              Perficient          Compete        Adjustments            Pro Forma
                                           =================  ================ ================      =================
Assets
    Current assets:
      Cash                                       $9,615,112          $109,287                              $5,691,449
                                                                                   ($3,500,000)  (a)
                                                                                      (332,950)  (b)
                                                                                      (200,000)  (c)
      Accounts receivable, net                    1,454,992         1,683,457              ---              3,138,449
      Other assets                                   26,321            22,803              ---                 49,124
                                          ----------------------------------------------------------------------------
    Total current assets                         11,096,425         1,815,547       (4,032,950)             8,879,022
    Property and equipment                          322,448           572,550         (331,629)  (d)          563,369
    Accumulated depreciation                        (53,869)         (331,629)         331,629   (e)          (53,869)
    Goodwill                                      2,332,471            90,000       54,461,713   (f)       56,841,684
                                                                          ---          (90,000)  (g)
                                                                          ---           47,500   (h)
    Accumulated amortization                       (194,362)          (42,500)          42,500   (i)         (194,362)
    Notes receivable - officer                                            ---              ---
    Federal/State Income Tax Receivable              10,916               ---              ---                 10,916
    Other assets                                    373,700            18,669              ---                392,369
                                          ----------------------------------------------------------------------------
Total assets                                    $13,887,729        $2,122,637      $50,428,763            $66,439,129
                                          ============================================================================

                                                    PERFICIENT INC
                               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                 As of March 31, 2000
                                              Perficient          Compete        Adjustments            Pro Forma
                                           =================  ================ ================      =================
Liabilities and stockholders' equity
    Liabilities
    Current liabilities:
      Accounts payable                             $292,167          $563,388           $  ---               $855,555
      Short term borrowings                                           606,920        2,419,690   (j)        3,134,420
                                                                          ---          107,810   (k)
      Other current liabilities                     575,503            35,590              ---                611,093
                                          ----------------------------------------------------------------------------
    Total current liabilities                       867,670         1,205,898        2,527,500              4,601,068
    Capital lease obligation                                          101,267              ---                101,267
    Deferred income tax                                 ---                                ---
                                          ----------------------------------------------------------------------------
    Total liabilities                               867,670         1,307,165        2,527,500              4,702,335
    Stockholders' equity:
      Common Stock                                    4,065            20,495            2,004   (l)            6,087
                                                                          ---          (20,495)  (m)
                                                                          ---               18   (n)
      Treasury Stock                                                 (243,696)         243,696   (o)
      Additional paid-In capital                 15,104,648         4,595,413       48,714,713   (p)       63,819,361
                                                                          ---       (4,595,413)  (q)
      Note receivable from stockholder                                    ---
      Unearned stock compensation                  (133,000)       (4,250,925)       4,250,925   (r)         (133,000)
      Retained earnings (deficit)                (1,955,654)          694,185         (694,185)  (s)       (1,955,654)
                                          ----------------------------------------------------------------------------
    Total stockholders' equity                   13,020,059           815,472       47,901,263             61,736,794
                                          ----------------------------------------------------------------------------
Total liabilities and stockholders' equity      $13,887,729        $2,122,637      $50,428,763            $66,439,129
                                          ============================================================================

See notes to unaudited pro forma condensed consolidated balance sheet.

                                PERFICIENT, INC.
        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following pro forma adjustments to the unaudited condensed consolidated balance sheet assume the merger had been consummated on March 31, 2000.

The Compete, Inc. acquisition will be accounted for using the purchase method. The cost of the acquisition will be allocated to the fair value of the assets acquired as of the Effective Date, May 1, 2000, based upon valuations which are not yet complete. Accordingly, the allocations of the purchase price may change upon final analysis of the valuation.

Following are the pro forma adjustments referenced in the unaudited condensed consolidated balance sheet:



                                                                                            Compete *
                                                                                        ------------------
The estimated acquisition purchase price and preliminary allocations are as follows:
       Purchase price of acquisition                                                          $55,277,185
                                                                                        ==================

       Net equity of the Acquisition at March 31, 2000 (book value of net assets):
            Common Stock                                                                          $20,495 (m)
            Additional paid in capital                                                          4,595,413 (q)
            Note receivable from stockholder                                                          ---
            Unearned stock compensation                                                        (4,250,925)(r)
            Treasury stock                                                                       (243,696)(o)
            Retained earnings                                                                     694,185 (s)
                                                                                        ------------------
                                                                                                  815,472
       Eliminate intangible assets previously recorded by:
            Goodwill                                                                              (90,000)(g)
            Accumulated amortization                                                               42,500 (i)

       Adjustments to record assets at fair value:
            Fixed assets                                                                         (331,629)(d)
            Accumulated depreciation                                                              331,629 (e)
            Goodwill                                                                           54,461,713 (f)
                                                                                                   47,500 (h)
                                                                                        ------------------
                                                                                              $55,277,185
                                                                                        ==================
Record cash, note payable and stock for acquisitions:
       Cash                                                                                    $3,500,000 (a)
       Cash (Broker fee)                                                                          332,950 (b)
       Cash (estimated transaction costs)                                                         200,000 (c)
       Short term borrowings                                                                    2,419,690 (j)
       Imputed interest payable **                                                                107,810 (k)
       Additional paid in capital                                                              48,714,713 (p)
       Common Stock issued to shareholders of acquisitions                                          2,004 (l)
       Common Stock issued to brokers                                                                  18 (n)
                                                                                        ------------------
                                                                                              $55,277,185
                                                                                        ==================



* The references in this column correspond to references on the Unaudited Condensed Consolidated Balance Sheet

** The note payable to Compete shareholders is non-interest bearing, interest is imputed using the Company's cost of capital (8.75% as of March 31, 2000.)

                                PERFICIENT, INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                    For the three months ended March 31, 2000



                                                 Perficient, Inc.     Compete, Inc.      Adjustments           Pro Forma
                                                ==================  ================   ================     ================
Statement of Operations Data:
Consulting revenues                                    $1,820,689        $2,223,063              $ ---           $4,043,752
Cost of consulting revenues                               937,829         1,075,844                ---            2,013,673
                                                ------------------  ----------------   ----------------     ----------------
Gross margin                                              882,860         1,147,219                  0            2,030,079

Selling, general and administrative                     1,358,440           747,356                               2,105,796
Stock compensation                                         19,000           342,488           (342,488)(a)           19,000
Intangibles amortization                                  194,362             7,500          4,533,450 (b)
                                                                                                (7,500)(c)        4,727,812
                                                ------------------  ----------------   ----------------     ----------------
Income (loss) from operations                            (688,942)           49,875         (4,183,462)          (4,822,530)

Acquisition related expenses                                    0          (228,913)                               (228,913)
Interest income (expense)                                 110,093           (13,399)                                 96,694
Income (loss) before income taxes                        (578,849)         (192,437)        (4,183,462)          (4,954,749)

Provision (benefit) for income taxes                            0                 0                ---                    0
                                                ------------------  ----------------   ----------------     ----------------
Net Income (loss)                                       ($578,849)        ($192,437)       ($4,183,462)         ($4,954,749)
                                                ==================  ================   ================     ================

See notes to unaudited pro forma condensed consolidated statement of operations.

Supplemental Data:
Net income (loss) per share:
  Basic and diluted (1)                                    ($0.15)           ($0.07)                na               ($0.83)
                                                ==================  ================   ================     ================

Shares used in computing net
   income (loss) per share (2)                          3,931,714         2,634,668                 na            5,953,641
                                                ==================  ================   ================     ================
Diluted supplemental weighted average
  shares outstanding                                          ---                na                 na            6,926,296
                                                ==================  ================   ================     ================

Supplemental Data:
Net Income (Loss) as reported                           ($578,849)        ($192,437)       ($4,183,462)         ($4,954,749)
Non-cash and acquisition related charges (3)              233,916           614,459          4,183,462            5,031,837
Provision (benefit) for income taxes (4)                        0                 0                  0               28,523
                                                ------------------  ----------------   ----------------     ----------------
Supplemental net income before non-cash
charges                                                 ($344,933)         $422,022                ($0)             $48,566
                                                ==================  ================   ================     ================
Supplemental net income before non-cash
charges per share - basic                                  ($0.09)            $0.16                 na                $0.01
                                                ==================  ================   ================     ================
Supplemental net income before non-cash
charges per share - diluted                                 $ ---                na                 na                $0.01
                                                ==================  ================   ================     ================

(1) The computation of net loss and diluted supplemental net loss per share excludes Perficient Common Stock issuable upon exercise of certain employee stock options, as their effect is antidilutive.

(2) Pro Forma diluted supplemental shares outstanding include estimate of 1,100,000 shares for contingent consideration issuable to certain selling shareholders under the terms of the merger agreements.

(3) Non-cash charges include stock compensation, amortization of intangible assets, including Goodwill, depreciation expense and acquisition related expenses.

(4) Supplemental net income and supplemental income per share data include a tax provision at an assumed effective rate of 37% for all periods presented.

This information is not necessarily indicative of the results we would have obtained had we owned and operated these businesses as of the beginning of the period discussed. We have based these supplemental adjustments on estimates, available information we deem appropriate.

                                PERFICIENT, INC.
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the three months ended March 31, 2000

The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2000 reflect the pro forma adjustments described below as if the acquisition occurred on January 1, 2000. The Unaudited Pro Forma Condensed Consolidated Statements of Operations combine the historical results of operations of Perficient with those of Compete. The statements reflect the following adjustments:



         (a) Represents elimination of Stock Compensation expense due to
         elimination of Unearned stock compensation                                             ($342,488)

         (b) Represents Goodwill amortization associated with the Compete
         Acquisition using an assumed amortization period of 3 years and using a $20.00/share fair market value of Perficient stock. The calculation of Goodwill is as follows:

            Component of purchase price for Compete, Inc.
                Cash                                                                           $3,500,000
                Note                                                                            2,527,500
                Stock (2,003,866 shares)                                                       40,077,320
                Assumption of Existing Stock Option Plan *                                      8,278,249
                Transaction Broker Fees:                                                          694,116
                Estimated acquisition costs (Legal, accounting, etc.)                             200,000
                                                                                        ------------------
            Total purchase price                                                               55,277,185

                Less: Net assets of Compete, Inc.                                                (767,972)
                Less: Imputed interest on Note payable to Compete shareholders                   (107,810)
                                                                                        ------------------
            Total                                                                              54,401,403
            Goodwill
                                                                                        ------------------

            Goodwill amortization (using 3 year amortization period)                           $4,533,450
                                                                                        ==================

            * Includes the assumption of current outstanding options of Compete.
            The cost is measured by the difference in the aggregate exercise price of all unvested and vested options and using the fair market value of $20.00/share price of Perficient stock.

         (c) Represents reversal of Goodwill amortization expense by Compete, Inc. related to Goodwill eliminated by Perficient in conjunction with the acquisition:

            Reversal of Goodwill amortization expense                                             ($7,500)
                                                                                        ==================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this filing. In addition to historical information, this management's discussion and analysis of financial condition and results of operations and other parts of this filing contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

         We were incorporated in September 1997 and began generating revenue in February 1998. We generate revenues from professional services performed for end-user customers of our partners and associated reimbursable out-of-pocket expenses. We refer to the Internet companies with which we work as our "partners." To date our limited number of partners have consisted of Internet software companies and we expect that Internet software companies will comprise our partners for the foreseeable future. Our contractual relationships are with our partners rather than their end-user customers. We perform services on a time-and-materials basis and are reimbursed for expenses. We recognize revenue for fees as services are performed and reimbursable expenses as incurred.

         We established our first partner relationship with Vignette Corporation, an Internet relationship management software company, in February 1998. During 1999, we established partner relationships with four additional internet software companies. Most of our revenues for the near future are expected to be derived from Vignette with smaller portions derived from these newer partner relationships. In December 1999, we began providing services to Plumtree, Inc. Total revenue during 1999 from partners other than Vignette was approximately $102,000. As a result, our revenues and operating results are subject to substantial variations based on Vignette's sales and the frequency with which we are chosen to perform services for Vignette's end-user customers. Our agreement with Vignette may be terminated at any time by Vignette or by us. The agreement does not obligate Vignette to use our services for any minimum amount or at all, and Vignette may use the services of our competitors. Nevertheless, we are restricted, for as long as the agreement is in place, from performing services for Vignette's competitors.

         Our plan is to establish additional partner relationships with Internet software companies and increase our number of information technology professionals. In connection with our planned expansion, we expect to incur substantial expenses in anticipation of identifying and being retained by new partners. Therefore, we expect that we will continue to incur losses during 2000. We plan to spend significant amounts on:

     - Recruiting, training and equipping information technology professionals;

     -    Expanding our management and technology infrastructure;

     -    Expanding our physical facilities;

     -    Sales and marketing expenses; and

     - Working capital and general corporate purposes, including potential acquisitions.

         The number of information technology professionals who have agreed to perform services for the Company has increased from eight at December 31, 1998 to 43 at December 31, 1999 and to 65 at March 31, 2000. We expect our number of information technology professionals to grow significantly during the next 12 months. Our personnel costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter. Accordingly, if revenues do not increase at a rate equal to expenses, we will incur continuing losses and our business, financial condition, operating results and liquidity will be materially and adversely affected.

Results Of Operations of Perficient

         FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1999

         Consulting Revenues. Revenues increased from $826,000 for the twelve months ended December 31, 1998 to $3,155,000 for the twelve months ended December 31, 1999. The increase in revenues reflected the increase in the number of projects performed and in the number of information technology professionals employed. Our revenues for the twelve months ended December 31, 1998 and December 31, 1999 consisted of $694,000 and $2,648,000, respectively, in fees generated by our information technology professionals and $132,000 and $507,000, respectively, of reimbursable expenses. During the twelve month period ended December 31, 1999, 96% of our revenues came from Vignette.

         Cost of Consulting Revenues. Cost of revenues, consisting of direct costs, primarily salaries and benefits for information technology professionals assigned to projects and of reimbursable expenses, increased from $401,000 for the twelve months ended December 31, 1998 to $1,541,000 for the twelve months ended December 31, 1999. The number of information technology professionals who have agreed to perform services for the Company increased from 8 for the twelve months ended December 31, 1998 to 43 for the twelve months ended December 31, 1999. This amount would be 94 on a pro forma basis giving effect to the Merger with Compete.

         Gross Margin. Gross margin increased from $425,000 for the twelve months ended December 31, 1998 to $1,614,000 for the twelve months ended December 31, 1999. Gross margin as a percentage of consulting revenues was 51% and the gross margin of consulting fees over direct costs of consulting fees, without respect to reimbursable expenses, was 61% for the twelve months ended December 31, 1998 and 1999.

         Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of marketing activities to solicit partners, salaries and benefits, travel costs and non-reimbursable expenses. Selling, general and administrative expenses increased from $357,000 for the twelve months ended December 31, 1998 to $2,197,560 for the twelve months ended December 31, 1999. The increase in selling, general and administrative expenses was related to our increased marketing activities to solicit additional partners and to increases in overhead costs necessary to support the growth in our workforce. We expect these expenses to increase in absolute dollar amounts in connection with our planned expansion.

         Stock Compensation. Stock compensation expense consists of non-cash compensation arising from certain sales of stock and option grants to officers, directors or other affiliated persons. We have recognized $880,000 in non-cash compensation in connection with the sale of stock that occurred in January 1999. In addition, we have recorded in stockholders' equity on our balance sheet aggregate deferred stock compensation totaling $228,000 in connection with stock options that were granted in January 1999. Stock option expense will be recognized to the extent of approximately $19,000 per quarter over a three year period ending January 2002, which is the end of the vesting period for the related options. We have recognized approximately $76,000 in non-cash compensation expense during the twelve month period ended December 31, 1999 relating to the vesting of these options. Total non-cash compensation expense for the twelve month period ended December 31, 1999 was $956,000.

         THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 2000

         Consulting Revenues. Revenues increased from $266,000 for the three months ended March 31, 1999 to $1,821,000 for the three months ended March 31, 2000. The increase in revenues reflected the increase in the number of partners, projects performed and in the number of information technology professionals employed. During the three month period ended March 31, 2000, 79% of our revenues was derived from services performed for Vignette.

         Cost of Consulting Revenues. Cost of revenues, consisting of direct costs, primarily salaries and benefits for information technology professionals assigned to projects and of project-related expenses, increased from $153,000 for the three months ended March 31, 1999 to $938,000 for the three months ended March 31, 2000. The number of information technology professionals who have agreed to perform services for the Company increased from 10 for the three months ended March 31, 1999 to 65 for the three months ended March 31, 2000.

         Gross Margin. Gross margin increased from $113,000 for the three months ended March 31, 1999 to $883,000 for the three months ended March 31, 2000. Gross margin as a percentage of consulting revenues was 48% for the three months ended March 31, 2000.

         Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of marketing activities to solicit partners, salaries and benefits, travel costs and non-reimbursable expenses. Selling, general and administrative expenses increased from $134,000 for the three months ended March 31, 1999 to $1,358,000 for the three months ended March 31, 2000. The increase in selling, general and administrative expenses was related to our increased marketing activities to solicit additional partners and to increases in overhead costs necessary to support the growth in our workforce. We expect these expenses to increase in absolute dollar amounts in connection with our planned expansion.

         Stock Compensation. Stock compensation expense consists of non-cash compensation arising from certain sales of stock and option grants to officers, directors or other affiliated persons. We have recognized $880,000 in non-cash compensation in connection with the sale of stock that occurred in January 1999. In addition, we have recorded in stockholders' equity on our balance sheet aggregate deferred stock compensation totaling $228,000 in connection with stock options that were granted in January 1999. Stock option expense will be recognized to the extent of approximately $19,000 per quarter over a three year period ending January 2002, which is the end of the vesting period for the related options. We recognized $19,000 in non-cash compensation expense during the three month period ended March 31, 2000 relating to the vesting of these options.

         Intangibles amortization. Intangibles amortization expense consists of amortization of purchased goodwill created in our acquisition of LoreData, Inc. in January, 2000. We are amortizing the goodwill associated with this acquisition over a 3 year period. Total intangibles amortization expense for the three months ending March 31, 2000 was $194,000. The Merger of Compete will result in the recognition of substantial goodwill on our balance sheet. As a result, we expect that amortization expense will increase dramatically commencing in the quarter ending June 30, 2000.

Results Of Operations of Compete

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

         Consulting Revenues. Revenues increased from $4,181,458 for the twelve months ended December 31, 1998 to $6,643,577 for the twelve months ended December 31, 1999. The increases in revenues reflected the increase in the number of projects performed and in the number of information technology professionals employed, which increased from 25 at year end 1998 to 45 at year end 1999. Compete's revenues for the twelve months ended December 31, 1998 and ended December 31, 1999 consisted of $3,763,218 and $6,043,022, respectively, in fees generated by its information technology professionals and $418,240 and $600,555 respectively, of reimbursable expenses. During the twelve month period ended December 31, 1999, 77% of Compete's revenues came from its five largest customers.

         Cost of Consulting Revenues. Cost of revenues, which consists primarily of salaries and benefits for information technology professionals and of project related expenses, which for the most part are reimbursable, increased from $2,626,430 for the twelve months ended December 31, 1998 to $4,087,063 for the twelve months ended December 31, 1999.

         Gross Margin. Gross margin increased from $1,555,028 for the twelve months ended December 31, 1998 to $2,566,514 for the twelve months ended December 31, 1999. Gross margin as a percentage of consulting revenues was 38% for the twelve months ended December 31, 1999 and the margin of consulting fees over direct costs of consulting fees, without respect to reimbursable and project related expenses, was 44%.

         Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of recruiting and training costs, salaries and benefits of management and administrative staff, office expense, travel costs and non-reimbursable expenses. Selling, general and administrative expenses increased from $973,525 for the twelve months ended December 31, 1998 to $2,149,642 for the twelve months ended December 31, 1999. The increase in selling, general and administrative expenses was primarily related to increases in overhead costs necessary to support the growth in Compete's workforce. Compete expects these expenses to increase in absolute dollar amounts in connection with its planned expansion.

         Operating income. Operating income decreased from $581,503 for the twelve months ended December 31, 1998 to $406,872 for the twelve months ended December 31, 1999. The decrease in operating income primarily reflects additional management costs added in 1999 to support the growth in Compete's workforce as well as a calculated investment to ramp up Compete's Websphere capability.

Liquidity And Capital Resources

         We received approximately $6.3 million in July 1999 from an initial public offering of 1,000,000 shares of our common stock, net of underwriting discounts, commissions and expenses. The primary purposes of the initial public offering were to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. During the fiscal year ended December 31, 1999, we used approximately $725,000 of the proceeds for recruiting, training, and equipping information professionals, expanding our technology infrastructure, sales and marketing expenses, expanding our physical facilities, repayment of accounts payable, and general corporate purposes, including working capital. A portion of the proceeds in the future may also be used for the acquisition of businesses that are complimentary to ours. Pending such uses, we have invested the net proceeds of the offering in investment grade, interest-bearing securities. Prior to the offering, we financed our operations primarily through equity financing and bank borrowings. Through June 30, 1999, we had raised $400,000 from private sales of our common stock.

         We have a factoring agreement with Silicon Valley Bank, which allows us to borrow up to $1,000,000 against our qualifying accounts receivables. Borrowings under this agreement, which expires July 1, 2000, bear interest at the bank's prime rate. In connection with this bank agreement, we issued warrants to the Bank to acquire up to 3,750 shares of our common stock at $8 per share. As of March 31, 2000, there were no borrowings under this loan agreement.

         Cash used in operations for the twelve months ended December 31, 1998 was approximately $55,000 and cash used in operations for the twelve months ended December 31, 1999 was $665,000. Cash used in operations for the three months ended March 31, 1999 was approximately $100,000. Cash used in operations for the three months ended March 31, 2000 was approximately $994,000. As of March 31, 2000, we had approximately $9,615,000 in cash and working capital of $10,397,000. On August 3, 1999, our initial public offering was completed, which increased cash by approximately $6.3 million. The timing and amount of our capital requirements will depend on a number of factors, including demand for our services, the need to develop new partner relationships, competitive pressures and the availability of complementary businesses that we may wish to acquire.

         On February 7, 2000, we sold 400,000 shares of Perficient common stock at $14 per share in a private placement. We intend to use the proceeds of approximately $5,500,000 from the private placement to fund the cash portion of the purchase price of Compete, for our operations and general corporate purposes and to satisfy the promissory notes we will issue in connection with the Compete Merger described below.

         In connection with the acquisition of Compete, which became effective May 1, 2000, we paid to the shareholders and Vested Option Holders of Compete $3,500,000 in cash and we agreed to pay $2,527,500 six months from the date of the closing of the Merger. We used the proceeds of the private placement to fund the initial cash payment and expect that we will fund the repayment of the notes from working capital including the remaining proceeds from the private placement.

         If our capital is insufficient to fund our activities in either the short or long term, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, our existing stockholders' percentage ownership will be diluted. These equity securities may also have rights superior to our common stock. Additional debt or equity financing may not be available when needed or on satisfactory terms. If adequate funds are not available on acceptable terms, we may be unable to expand our services, respond to competition, pursue acquisition opportunities or continue our operations.

Recent Accounting Pronouncements

         In June 1998 and 1999, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" and SFAS No. 137, "Accounting for Derivatives and Hedging Activities - Deferral of the Effective Date of SFAS No. 133" ("SFAS 133"), respectively. SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We will adopt SFAS 133 in our quarter ending June 30, 2000 and do not expect such adoption to have an impact on our reported results of operations, financial position or cash flows.

                                    BUSINESS

         YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR BUSINESS IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DESCRIPTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We provide virtual professional services organizations to Internet software companies. A virtual professional services organization is a dedicated team of information technology professionals that plans, manages and executes the installation, or implementation, of complex software products. This allows the Internet software companies we work with to focus on their core business of improving and selling their software by outsourcing services delivery to expert, highly scalable Perficient teams that function as an extension of their organization. We believe this enables our partners to bring products to market faster and respond more quickly to their end-user customer needs, which helps them achieve success in the marketplace.

         We refer to the Internet software companies with which we work as "partners." Our partners license their Internet software products to their end-user customers. We then deploy a team that implements the licensed software products by

          -    analyzing end-user customer goals and requirements,

          -    defining the scope of the implementation project,

          -    designing a project plan, and

          - installing, configuring, implementing and integrating our partner's Internet software products.


         We established our first partner relationship with Vignette Corporation, an Internet relationship management software company, in February 1998. In addition to Vignette, we have established partner relationships with Motive Communications, Inc., a support chain automation software company and Plumtree Software, the founder and leader of the corporate portal market.

INDUSTRY BACKGROUND AND LIMITATIONS OF TRADITIONAL APPROACHES

         Increasing numbers of individuals and businesses now use the Internet to search for information, communicate with others, conduct business and seek entertainment. With the recent explosion of Internet activity, an industry of Internet software companies has emerged. These companies develop software to perform or support Web-enabled interaction, whether between businesses or between businesses and consumers. We focus on the Internet software market because we believe that Internet software exhibits the high-growth, intense competition and short product lifecycles that create a demand for our services.

         Internet software includes software designed to facilitate, among others, the following tasks:

          - CUSTOMER RELATIONSHIP MANAGEMENT-manages the relationship that a consumer has with a business over the Internet.

          - ELECTRONIC COMMERCE-allows people to purchase goods and services over the Internet.

          - SITE VALUE ANALYSIS-collects and analyzes customer interactions with the Internet in order to customize the behavior of the Web-site the next time the customer visits.

          - MARKETING AUTOMATION-enables marketing campaigns over the Internet (or through e-mail) to attract or retain potential customers to a Web site.

          - PROCESS KNOWLEDGE MANAGEMENT-manages and presents business knowledge to Internet users.

          - CUSTOMER SUPPORT-allows Internet users to support themselves and resolve their own issues by presenting knowledge and information to them in text, video and audio.

          -    E-MAIL MANAGEMENT-manages high volume e-mail traffic.

          - ELECTRONIC BILLING MANAGEMENT-presents bills to customers through the Internet, thereby decreasing billing costs and improving cash management.

         Internet software requires substantial configuration in order for the user to realize its full benefits because each business user has its own unique requirements, infrastructure and business processes. Emerging Internet software companies which are focused on product innovation may not be inclined or able to devote resources to integrate and implement their software with a customer's existing computer systems and software. To address the need to have their products properly implemented, software companies have tried several alternatives:

          -    hire and maintain an in-house professional services organization;

          -    employ various individual independent contractors; and

          -    engage large consulting firms.

         These alternatives present a variety of problems. Hiring and maintaining an in-house staff of information technology professionals requires a significant investment of time and money. It also increases a company's fixed personnel costs so that any downturn in the software company's business will result in greater losses because these costs cannot be reduced to match revenues in the short term. Managing a group of independent contractors also requires a significant amount of time and results may be unpredictable. Large consulting firms may be expensive and it is our belief that these firms may only find it attractive to provide services when technology has become widely used. Furthermore, we believe that large consulting firms may work with several competing software companies, raising concerns over loyalty and confidentiality.

OUR SOLUTION

         We believe that the growing markets for Internet software combined with the limitations of these alternatives combine to create a significant market opportunity. Our virtual professional services organizations provide the following advantages to our partners:

         - REDUCED COSTS. Each of our partners may save money by minimizing the size of its in-house professional services organization. We expect to be able to manage fluctuations in services demand associated with any one partner if we can develop a portfolio of Internet software partners. We can reallocate its information technology professionals as our partners' needs change.

         - ALIGNED INCENTIVES. We intend to invest a significant amount of time in each of our partners and, by virtue of our assignments being likely to increase if their business grows, we will have a vested interest in their success. We have agreed in the past and may agree in the future to not work for our partners' competitors.

         - DEDICATED INFORMATION TECHNOLOGY PROFESSIONALS. We intend to dedicate a team of information technology professionals to master each particular partner's software products, enabling them to provide higher quality of service to our partners and their end-user customers. If we can provide services across a spectrum of software customers, we can harvest best practices knowledge, build development frameworks to increase productivity, generate a project delivery methodology and create a learning organization in a way that a group of unaffiliated independent contractors cannot.

         - FOCUS ON CORE BUSINESS. Our partners can remain focused on their core business of developing and selling high-quality software, while leveraging a small, focused internal services organization across more customers with better success than building and maintaining a large internal full-time staff.

OUR STRATEGY

         Our objective is to become the leading provider of virtual professional service organizations to rapidly growing Internet software companies. To achieve this objective, our strategy is to:

FOCUS ON HIGH-GROWTH, SERVICE-INTENSIVE SEGMENTS OF THE INTERNET SOFTWARE MARKET

         We view Internet software as the most attractive sector of the software industry. Within the Internet software market, we will try to identify segments that we believe will grow rapidly and will require significant services. We focus on Internet software so that we can more readily acquire leading-edge specialized skills that are in high demand in the marketplace. We intend to leverage our accumulated technical talent and stay current on the best methodology for solving problems that are consistently encountered in the Internet software arena.

ESTABLISH PARTNER RELATIONSHIPS WITH EMERGING LEADERS IN IDENTIFIED HIGH-GROWTH SEGMENTS

         Once we identify an attractive segment of the Internet software market, we will focus on establishing a partner relationship with an emerging leader in that segment. We will initially identify potential partners before their products are accepted as mainstream. If any partner's products meet with widespread success, we will have the benefit of a pre-existing dedicated team, established working relationship and strong track record of success. We believe these factors will allow us to compete effectively with larger consulting firms.

 BUILD A NATIONAL INFRASTRUCTURE TO LEVERAGE ECONOMIES OF SCALE

         Each virtual professional services organization will utilize the services of the centralized corporate support structure. This will allow our information technology professionals to remain focused on generating revenue. These economies of scale include centrally-provided services such as business development programs, partner support assistance, human resources, financial reporting and budgeting, performance appraisals and a standardized program to design, build and share institutional knowledge regarding the best practices for various applications.

BUILD AND ACQUIRE A PORTFOLIO OF HIGH-GROWTH, LOW OVERHEAD DEDICATED BOUTIQUE VIRTUAL PROFESSIONAL SERVICES ORGANIZATIONS

         Our strategy is to build, through both internal growth and acquisitions, a portfolio of boutique virtual professional services organizations, each dedicated to deploying the products of a particular Internet software partner. We believe that we may improve the performance of any acquired companies by relieving them of many of the administrative burdens of running their business, such as human resources, financial reporting and budgeting, performance appraisals and knowledge sharing.

         Our success will depend in part on our ability to identify suitable acquisition candidates, acquire those companies on acceptable terms and integrate their operations successfully. Acquisitions would involve a number of potential additional risks to us, including: adverse effects on operating results from increased goodwill amortization, acquired in-process research and development, stock compensation expense and increased compensation expense attributable to newly hired employees; diversion of management attention from other aspects of our business; failure to retain acquired personnel; harm to our reputation if an acquired company performs poorly; and assumption of liabilities of acquired companies, including potentially hidden liabilities.

SERVICES AND SUPPORT

         Our partners license their Internet software products to their end-user customers. We then deploy a team that analyzes the end-user customer goals and requirements, defines the scope of the implementation project, designs a project plan and installs, configures, implements and integrates our partner's Internet software products. In connection with providing our services, we may perform the following activities:

          - PROJECT SCOPING-define end-user customer's broad goals for the software.

          - PROJECT DEFINITION-document in detail the specific business requirements.

          - GAP ANALYSIS-determine the gap between what the partner's software product does when installed and the end-user customer's specific business requirements.

          - PROJECT PLANNING-create a detailed work plan that defines specific tasks, timelines, human resources, costs and contingencies.

          - IMPLEMENTATION-configure the partner's software and write new software programs to adapt its partner's software to the end-user customer's needs.

          - COMPONENT TESTING-test the installed software at the individual component level.

          - INTEGRATION-write new software programs to allow the partner's software to communicate with the end-user customer's existing information system.

          - SYSTEM TESTING-test the installed software on a system-wide level.

          - TRAINING-teach the end-user customer's personnel how to operate the partner's software.

          - MONITORING-monitor the performance of the software over the initial period following deployment.

         In addition to implementation and integration services, we also provide formal feedback to our partners. This enables them to improve their products so they may be deployed more rapidly and with higher quality.

OUR PARTNERS

         We established our first partner relationship with Vignette in April 1998. Vignette is a leading provider of Internet relationship management software designed to enable businesses to create interactive Web sites. When retained by Vignette, we adapt Vignette's software to its end-user customer's needs. Vignette works with a variety of partners worldwide in the areas of systems integration, consulting, reselling and technology integration. Vignette accounted for 96% of our revenue during 1999 and 79% of our revenue during the three months ended March 31, 2000.

         Our arrangement with Vignette allows Vignette to issue assignment orders to us, but they are not committed to use our services. We are paid for time and materials and are reimbursed for expenses. The agreement may be terminated by Vignette or us at any time upon minimal notice. Upon termination, we remain obligated to complete any unfinished assignments. The agreement also provides that we will not work for Vignette's competitors and neither party may hire the other party's employees. Our Chairman of the Board, Steven G. Papermaster, sits on the Board of Directors of Vignette.

         In addition to Vignette, we have active relationships with Motive Software, a provider of support chain automation; Ventix, a provider of knowledge support software, and Plumtree Software, a founder and leader of the corporate portal market. Total 1999 revenues from partners other than Vignette totaled approximately $102,000. Our contracts with each of these companies are similar to our contract with Vignette, and none of these companies are obligated to use our services.

         Many of our potential partners that are in the early stages of development may be unable to retain our services because of financial constraints. In addition, our existing partners can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. If a partner defers, modifies or cancels an engagement or chooses not to retain us for additional projects, we must be able to rapidly redeploy our employees to other engagements in order to minimize under-utilization of employees and the resulting harm to our operating results.

         Our long-term success will depend on our ability to achieve satisfactory results for our partners and their end-user customers and to form long-term relationships with our partners. We have not been in operation long enough to judge whether our partners will perceive our work as benefiting their businesses or desire to form any long-term business relationships. Accordingly, we cannot assure our stockholders that our partners will call upon us again in the future. Because of our limited operating history, it is difficult to evaluate whether we will succeed in forming long-term relationships with our partners.

         Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. These factors make it difficult for us to predict our revenues and operating results. Therefore, any sudden losses of customers could result in unusually severe harm to our business.

SALES AND MARKETING

         Since our partners sell their software and our services to their end-user customers, our sales and marketing consists of soliciting new partners and expanding our relationships with existing partners. Our senior management identifies attractive segments of the Internet software market and evaluates the emerging companies competing in that segment. Once we have identified a company that we believe will become a market leader within that segment, our senior management attempts to establish a partner relationship. Once a partner relationship is established, we assign a Relationship Director to interact with that partner. A Relationship Director is responsible for coordinating projects on behalf of a partner and convincing a partner to use our services more often.

         We typically encounter sales cycles ranging from two to six months from our initial meeting with a prospective partner. We also market our services by establishing informal relationships with venture capital firms, accounting firms, law firms and other service providers that work with emerging Internet software companies. These relationships help us identify and form partner relationships with emerging companies.

BUSINESS OF COMPETE

         Compete, currently operating as our wholly-owned subsidiary, provides Internet consulting services including systems development, implementation and education services to companies in a wide array of industries, including financial services, insurance, government, automotive and health care. Compete's services are utilized by customers that desire to build and educate businesses or to leverage their existing operations by incorporating into them elements of eBusinesses. "eBusinesses" are businesses that combine the reach and efficiency of the Internet with both emerging and existing technologies to enable companies to strengthen relationships with customers and business partners, create new revenue opportunities, reduce costs, improve operating efficiencies, optimize supply chains, shorten cycle times and improve communications.

         Compete has established a "partner" relationship with International Business Machines Corp. ("IBM"). As part of its partner relationship, Compete utilizes and implements IBM's Websphere-TM-, VisualAge Generator-TM-, Java-TM- and Smalltalk-TM- programs to enhance their customers' eBusiness strategy. Compete is a Premier level IBM Business Partner and has deployed and assisted in developing hundreds of references for IBM software products. Accordingly, Compete has developed an important strategic relationship with the IBM Software Group, including executive management, product development and field sales.

         Compete has agreements with many of its end-user customers that are typically in effect for short durations and enable the customers to modify or terminate Compete's services on minimal prior notice. If a customer defers, modifies or cancels an engagement or chooses not to retain Compete for future projects, Compete must be able to rapidly redeploy its employees to other engagements in order to minimize under-utilization of employees and the resulting harm to its operating results.

         Compete has nearly doubled its staff of technical professionals in each of the last three years. As of April 30, 2000, Compete employed 74 full-time persons, 66 as billable consultants and 8 in management and administration. Compete has performed services across the United States and selectively around the world, with principal locations in Chicago, San Francisco, Raleigh and Auckland, New Zealand.

         Because of its experience in enterprise applications, Compete intends to continue to develop business to business partner relationships. Compete's targeted businesses are those that combine the reach and accessibility of the Internet with existing core systems and data assets.

         Competition in the eBusiness services market is intense and we expect the competition in this market to intensify for the foreseeable future. Compete faces competition from companies selling eBusiness software and services, and from the in-house development efforts of companies seeking to engage in eBusiness. Like us, Compete's faces competition from systems integrators, large consulting and accounting firms, outsourcing firms, information technology staffing firms, internet service firms, and internal information technology departments of current and potential partners of Compete. Because relatively low barriers to entry characterize Compete's market, Compete also expects other companies to enter its market.

         Most of Compete's competitors have longer operating histories, larger client bases, greater name recognition and possess significantly greater financial, technical and marketing resources than Compete does. As a result, its competitors may be able to better attract companies to which Compete markets its services and adapt more quickly to new technologies or evolving customer requirements. Many competitive factors are outside of Compete's control, such as the ability of its competitors to hire, retain and motivate qualified information technology professionals.

         Compete's most important assets are its information technology professionals that provide Internet and software education, consulting and systems development and implementation services to its end-user customers. Compete's business is labor intensive. The Internet and software industries are rapidly growing with many new companies entering the market. In addition, there are limited persons with the experience, technological background and know-how who are able to provide the services necessary to Compete's end-user customers. Accordingly, our future success depends in large part upon our ability to attract, train, retain, motivate and manage highly skilled information technology professionals. Furthermore, there is a high rate of attrition among such personnel. Any inability to attract, train and retain highly skilled information technology professionals would impair our ability to adequately manage and staff Compete's existing projects and to bid for or obtain new projects, which in turn would adversely affect its operating results.

COMPETITION

         We compete in the Internet professional services market which is relatively new and intensely competitive. We expect competition to intensify as the market further develops and evolves. The principal competitive factors in our market include quality of service, speed of implementation, price and reputation. We believe that our competitors fall into several categories, including:

          - Systems integrators, such as Cambridge Technology Partners, Sapient Corporation, Scient Corporation and Viant Corporation;

          - Large consulting firms, such as Andersen Consulting and the consulting arms of the large accounting firms;

          - Outsourcing firms, such as Computer Sciences Corporation, Electronic Data Systems and Perot Systems;

          - Information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide;

          - Internet service firms, such as Proxicom, Inc. and USWeb Corporation; and

          - In-house information technology and professional services and support departments of current and potential Perficient partners.

         In addition, there are relatively low barriers to entry into this market and we expect to face additional competition from new entrants.

         Most of our competitors have longer operating histories, larger client bases, greater name recognition and possess significantly greater financial, technical and marketing resources than we do. As a result, our competitors may be able to better attract Internet software companies to which we market our services and adapt more quickly to new technologies or evolving customer requirements. Many competitive factors are outside of our control, such as the ability of our competitors to hire, retain and motivate qualified information technology professionals.

EMPLOYEES

         Our most important assets are our information technology professionals that perform services for our partners' end-customers. We are dedicated to hiring, developing and retaining these individuals. Because our partners tend to be emerging leaders, our information technology professionals have an opportunity to work with the latest in cutting-edge information technology. We believe that this helps us recruit superior professionals, who actively seek these types of assignments. We foster professional development by training our information technology professionals in the skills critical to successful consulting engagements such as implementation methodology and project management. We hire information technology professionals based upon their skills and abilities, as opposed to proximity to end-user customers. We only require that our professionals live close to major metropolitan airports. This allows us to hire talented people from smaller markets and gives them project opportunities that their home city may not provide.

         Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate and manage highly skilled information technology professionals. Because of the recent rapid growth of the Internet, we have found that individuals who can perform the services we offer are scarce and we believe they are likely to remain a limited resource for the foreseeable future. Furthermore, there is a high rate of attrition among such personnel. Any inability to attract, train and retain highly skilled information technology professionals would impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

         As of February 29, 2000, we had 58 full-time employees. Of our total employees, 43 were information technology professionals and 15 were involved in sales, general administration and marketing. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

         In March 2000, we entered into a lease commencing on April 8, 2000 for approximately 5,900 square feet of office space in Austin, Texas from HUB Properties Trust . The initial term of the lease is three (3) years, but we have the right to extend the lease for two additional periods of three years each. Annual fixed rent is $10,314 per month in the first year of the initial term, $10,560 per month in the second year of the initial term, and $10,805 in the third year. We are also obligated to pay 5.77% of our landlord's taxes and operating costs associated with the building as additional rent, resulting in a total monthly rental payment of approximately $15,000.

         We had previously been subleasing approximately 2,700 square feet of office space in Austin, Texas from Powershift Ventures, LLC, under a month to month lease. The rent was $4,500 per month. Our Chairman of the Board, Steven
G. Papermaster, is the president and a beneficial owner of Powershift Ventures, LLC. Mr. Papermaster also controls Powershift Ventures, L.P., one of our principal stockholders. In addition, we lease approximately 800 square feet of office space in New London, Connecticut under a lease with Thamesview West, Inc. which terminates on December 14, 2000. The rent is currently $795 per month. Please read "Certain Transactions" and "Principal Stockholders" for more information.

         Compete leases approximately 4,320 square feet of office space in Lisle, Illinois from Chicago Title and Trust Company under a lease expiring on September 14, 2001. Compete also leases approximately 1,457 square feet of office space in San Francisco, California from BRE/CBL, LLC under a lease expiring on April 14, 2002.

LEGAL PROCEEDINGS

         We are not currently a party to any material legal proceedings.

         We received a demand letter from a company claiming that our Web Site induces patent infringement by others and requesting that we enter into a license agreement with the company that could require us to pay up to $150,000. We believe the claim is without merit and intend to vigorously defend the claim.

                                   MANAGEMENT

EXECUTIVE OFFICERS, AND DIRECTORS

         Our executive officers and directors, and their ages as of the date of this Prospectus are as follows:

NAME                                                               AGE                    POSITION WITH PERFICIENT
----                                                               ---                    -------------------------

   John T. McDonald.............................................    36   Chief Executive Officer and Director
   Steven G. Papermaster........................................    41   Chairman of the Board
   Sam Fatigato.................................................    38   Chief Operating Officer and Director
   David S. Lundeen.............................................    38   Director
   Dr. W. Frank King(1).........................................    60   Director
   Philip J. Rosenbaum(1).......................................    50   Director
   John A. Hinners..............................................    43   Chief Financial Officer and Vice President


-----------
(1) Indicates that the individual is a member of the compensation and audit committees.

EXECUTIVE OFFICERS AND DIRECTORS

         JOHN T. MCDONALD joined Perficient in April 1999 as our Chief Executive Officer. Since October 1998, Mr. McDonald has been the president of Beekman Ventures, Inc., a New York-based firm specializing in private equity investments in technology companies. From April 1996 to October 1998, Mr. McDonald was president of VideoSite, Inc., ("VideoSite") a multimedia software company that is currently a subsidiary of GTECH Corporation ("GTECH"). GTECH acquired VideoSite in October 1997, 18 months after Mr. McDonald became VideoSite's president. From May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various positions at Blockbuster Entertainment Group, including Director of Corporate Development and Vice President, Strategic Planning and Corporate Development of NewLeaf Entertainment Corporation, a joint venture between Blockbuster and International Business Machines Corporation ("IBM"). From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York focusing on mergers and acquisitions and corporate finance. Mr. McDonald received a B.A. in Economics from Fordham University in 1984 and a J.D. from Fordham Law School in 1987.

         STEVEN G. PAPERMASTER joined Perficient in April 1998 as a director and became Chairman in May 1999. He is also the Chairman of Powershift Group, an Austin-based technology venture development firm, and the general partner of Powershift Ventures, L.P., one of our principal stockholders. Mr. Papermaster is also a co-founder and the Chief Executive Officer of Agillion.com, Inc., an Internet business service provider. He currently serves as a member of the Board of Directors of Vignette Corporation ("Vignette") and various privately-held companies. From 1987 to December 1997, Mr. Papermaster was the founder, chairman and Chief Executive Officer of BSG Corporation ("BSG"). Mr. Papermaster received a B.A. in Finance from the University of Texas at Austin in 1981 and began his career as a consultant with Arthur Andersen & Co. in the Management Information Consulting Division.

         SAM J. FATIGATO was appointed to our Board of Directors and was named our Chief Operating Officer on May 1, 2000 upon the acquisition by way of merger of Compete, Inc. From 1996 until May 2000, Mr. Fatigato served as Chief Executive Officer of Compete, Inc. Prior to co-founding Compete, Mr. Fatigato was employed by IBM for 12 years, where he held various technical, sales and operational management positions. Mr. Fatigato received a B.A. from Northwestern University in 1983.

         DAVID S. LUNDEEN joined Perficient in April 1998 as a director. Since March 1999, Mr. Lundeen has been a partner with Watershed Capital, a venture capital firm in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses including Powershift Group. From June 1995 to June 1997, he served as the chief financial officer and chief operating officer of BSG. Prior to that period, Mr. Lundeen served as president of Blockbuster Technology and as vice president of finance of Blockbuster Video. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988.

     DR. W. FRANK KING became a member of our Board of Directors in June 1999. He has served as a Director of PSW Technologies, Inc. ("PSW"), a publicly-traded consulting services company, since October 1996. From 1992 to August 1998, Dr. King served as President and Chief Executive Officer of PSW. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King currently serves on the boards of directors of Auspex Systems, Inc., Eon Communications, Inc., Excalibur Technologies Corporation and Natural Microsystems Corporation. Dr. King earned a Ph.D. in electrical engineering from Princeton University, an M.S. in electrical engineering from Stanford University, and a B.S. in electrical engineering from the University of Florida.

     PHILIP J. ROSENBAUM became a member of our Board of Directors in June 1999. Since May 1995, Mr. Rosenbaum has been a self-employed developer of new businesses, investor and consultant. From

February 1993 to May 1995, Mr. Rosenbaum was Vice President of International Operations of Unify Corporation, a software development tool supplier. Mr. Rosenbaum also serves on the board of directors of a privately held software company. Mr. Rosenbaum received a B.S. from Rutgers in 1972.

         JOHN A. HINNERS joined Perficient in April 1999 as Chief Financial Officer and Vice President. From March 1998 until joining Perficient, Mr. Hinners independently provided financial consulting services primarily to start-up software companies. From October 1994 to February 1998, he was Managing Director-Finance and Administration of BSG Alliance/IT, Inc., a subsidiary of BSG. During this period, Mr. Hinners was responsible for operational and financial management of international subsidiaries and joint ventures, as well as financial review and management of acquisitions and significant transactions. From August 1988 through September 1994, he served as Chief Financial Officer of such subsidiary. Mr. Hinners received a B.B.A. in Finance in 1979 and an M.B.A. in Accounting in 1981 from the University of Texas at Austin.

         We have hired during the last year, many of our current executive officers to establish a team to manage our operations. These newly hired officers include our Chief Executive Officer, hired in April 1999, our Chief Financial Officer, hired in April 1999, and our Chief Technology Officer, hired in May 1999. These individuals have not worked together previously and are in the process of integrating as a management team. Their failure to work together effectively would seriously harm our ability to carry out our business plan.

BOARD COMPOSITION AND COMMITTEES

         We currently have six directors, each serving a term until the next Annual Meeting of stockholders, which is scheduled for June 29, 2000.

At each Annual Meeting of stockholders, six directors will be elected by the holders of the common stock, with the six nominees receiving the greatest number of votes serving as directors. In connection with our acquisition by way of merger of Compete Inc., Bryan R. Menell resigned his position as Director effective May 1, 2000. Sam Fatigato, former Chief Executive Officer of Compete Inc. was appointed by the Board of Directors to fill the seat vacated by Mr. Menell and to serve the remainder of Mr. Menell's term. As a condition to our acquisition of Compete, we agreed to nominate and recommend Mr. Fatigato as one of our directors, so long as he and the other shareholders and accelerated option holders of Compete and their affiliates own more than ten percent (10%) of the shares of Perficient common stock issued to them in the acquisition transaction. If Mr. Fatigato, however, is not elected to the Board of Directors, he will continue to have a right to attend and observe all meetings of the Board of Directors.

         Gilford Securities Incorporated ("Gilford"), the underwriter of our initial public offering and placement agent in our private placement, may also designate one person for election to our Board of Directors for the next three years. To date, Gilford has not designated any persons to the Board of Directors. In the event Gilford does not elect to designate a nominee to the Board of Directors, then Gilford may designate one person to attend meetings of our Board of Directors as an observer during such three year period.

         Dr. King and Mr. Rosenbaum serve as the only members of the compensation committee and the audit committee of the Board of Directors. The compensation committee makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees and administers our Employee Plan. The audit committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions.

DIRECTOR COMPENSATION

         Dr. King and Mr. Rosenbaum receive an annual retainer of $15,000 to serve on our board of directors. Other directors receive no cash remuneration for serving on the board of directors. Non-employee directors, however, are granted options to purchase 20,000 shares of our common stock in their first year of service and are granted additional options to purchase 5,000 shares of our common stock in each subsequent year of service. All directors are reimbursed for reasonable expenses incurred by them in attending board and committee meetings.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. Prior to consummation of this offering, we intend to obtain additional directors' and officers' liability insurance and expect to enter into indemnity agreements with all of our directors and executive officers. In addition, our certificate of incorporation limits the liability of our directors to us or to our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning the annual and long-term compensation earned by the individuals who served as our Chief Executive Officer and certain other executive officers (collectively, "Named Executive Officers") during fiscal years 1998 and 1999 for services rendered in all capacities during those years. Bryan R. Menell served as Perficient's Chief Executive Officer from Perficient's inception until April 1999 and served as Perficient's President from inception until May 2000. In connection with our acquisition by way of merger with Compete, Inc., however, Mr. Menell has resigned from his position as President and has become a Managing Director of one of our practices. John T. McDonald joined Perficient in April 1999 and assumed the duties of Chief Executive Officer. Barry Demak joined Perficient in 1999 and serves as a Vice President of Perficient. No other individual employed by Perficient received a salary and bonus in excess of $100,000 during 1999.

                                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
NAME AND PRINCIPAL                                -------------------            ----------------------
     POSITION                     YEAR         SALARY($)       BONUS($)      SECURITIES UNDERLYING OPTIONS(#)
--------------------              ----         ----------      ---------     --------------------------------
John T. McDonald, Chief           1999            50,000         --                   --
Executive Officer and             1998                --         --                   --
Director

Bryan R. Menell,                  1999            96,667         --                   --
President                         1998            80,000         --               --

Barry Demak,                      1999           110,400       22,000                 --
Vice President                    1998            45,000         --                150,000


EMPLOYMENT ARRANGEMENTS

         Mr. McDonald and Mr. Menell have employment agreements that each extend for a one - year term. Mr. McDonald's employment agreement provides for a monthly salary of $11,250 and three months' severance pay if we terminate him without cause following a change in control. Mr. Menell's employment agreement provides for a monthly salary of $10,000 and three months' severance pay if we terminate him without cause following a change in control. Additionally, Mr. McDonald and Mr. Menell have agreed to refrain from competing with us for a period of two years following the termination of their employment.

         We have a letter agreement with John A. Hinners, Chief Financial Officer and Vice President, concerning his employment. Under this agreement, following a change in control of Perficient, if Mr. Hinners is terminated or his job responsibilities are significantly reduced or if he is required to relocate or if our then current chief executive officer is terminated or not offered the chief executive officer position in the surviving company, Mr. Hinners' stock options to purchase 60,000 shares of Perficient common stock at an exercise price of $0.50 per share, 25,000 of which have vested and the remainder of which vest at a rate of 5,000 shares at the end of each three month period following April 1, 2000 will become fully vested within six months after the change-in-control event. Mr. Hinners will receive six months' severance pay for any termination without cause.

401(k) PROFIT SHARING PLAN

         We have adopted a 401(k) Profit Sharing Plan. Our 401(k) plan is available to all employees who have attained age 21. An employee may contribute, on a pre-tax basis, up to 20% of his or her wages, subject to limitations specified under the Internal Revenue Code. Under the terms of our 401(k) plan, we may make a discretionary matching contribution equal to a percentage of the employee's contribution to our 401(k) plan and a discretionary amount determined annually by us and divided among eligible participants based upon an employee's annual compensation in relation to the aggregate annual compensation of all eligible participants. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under our 401(k) plan. Employee contributions are fully vested and non-forfeitable. Any matching or discretionary contributions vest 25% for each year of service. To date, we have not made any matching contributions under our 401(k) plan.

1999 STOCK OPTION/STOCK ISSUANCE PLAN

         Our 1999 Stock Option/Stock Issuance Plan was adopted by the board of directors and approved by our stockholders on May 3, 1999. The plan became effective upon its adoption by the board.

         We have reserved 700,000 shares of our common stock for issuance under our 1999 stock option plan and the options granted prior to adoption of the 1999 stock option plan. However, at the Special Meeting held on May 1, 2000, the stockholders of our Company approved an amendment to the 1999 Stock Option/Stock Issuance Plan which increased the number of shares authorized under the plan to 1,850,000. Under the plan, in no event may any one participant in our 1999 stock option plan receive option grants or direct stock issuances for more than 75,000 shares in the aggregate per calendar year.

         Our 1999 stock option plan has three separate programs: (i) the discretionary option grant program under which eligible individuals in our employ or service, including officers, non-employee board members and consultants, may be granted options to purchase shares of our common stock,
(ii) the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services and (iii) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

         The discretionary option grant and stock issuance programs will be administered by the compensation committee of our board of directors. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the automatic option grant program for the non-employee board members.

         The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price, and any associated withholding taxes incurred in connection with the acquisition of shares, with a full-recourse, interest-bearing promissory note.

         In the event that we are acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members or the options and shares may accelerate upon a subsequent termination of the individual's service.

         Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of our common stock.

         The compensation committee has the authority to cancel outstanding options under the discretionary option grant in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

         Under the automatic option grant program, each individual who first joins our board of directors after the effective date of this offering as a non-employee board member will automatically be granted an option for 20,000 shares of our common stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the 2000 meeting, each individual who is to continue to serve as a non-employee board member and was not a member of our board prior to this offering will receive an option grant to purchase 5,000 shares of our common stock, provided he or she has served on the board at least six months. Each of these options will be fully-vested upon grant.

         Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

         The board may amend or modify our 1999 stock option plan at any time, subject to any required stockholder approval. The 1999 stock option plan will terminate no later than May 2, 2009.

OPTION GRANTS IN LAST FISCAL YEAR TO NAMED EXECUTIVE OFFICERS

         None of the named executive officers were granted stock options during fiscal year ended December 31, 1999. However, John T. McDonald was granted options to purchase 50,000 shares of Perficient Common Stock at $14.688 per share in January 2000.

OPTION EXERCISES AND FISCAL YEAR END VALUES

         None of the named executive officers exercised stock options during the fiscal year ended December 31, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF SECURITIES

         Within the last two years, we have made the following sales of our common stock in transactions that were not registered under the Securities Act of 1933:

     - On April 15, 1998, we sold 221,000 shares to Powershift Ventures, LLC for an aggregate purchase price of $22,100 and 119,000 shares to Mr. Lundeen, a director, for an aggregate purchase price of $11,900. Mr. Papermaster, our Chairman of the Board, is the president of Powershift Ventures, LLC and a general partner of Powershift Ventures, L.P. Mr. Papermaster became a director and Powershift Ventures, LLC became a 5% stockholder in connection with this April 1998 stock purchase. Mr. Lundeen became a director and 5% stockholder in connection with his April 1998 stock purchase.

     - On June 10, 1998, we sold 214,500 shares to Powershift Ventures, LLC for an aggregate purchase price of $21,450 and 115,500 shares to Mr. Lundeen for an aggregate purchase price of $11,550.

     - On July 15, 1998, we sold 214,500 shares to Powershift Ventures, LLC for an aggregate purchase price of $21,450 and 115,500 shares to Mr. Lundeen for an aggregate purchase price of $11,550.

     - On January 12, 1999, we sold 350,000 shares to Beekman Ventures, Inc., a 5% stockholder, for an aggregate purchase price of $175,000, 50,000 shares to Mr. Hinners, now our Chief Financial Officer, for an aggregate purchase price of $25,000 and 40,000 shares to Mr. Lundeen for an aggregate purchase price of $20,000. Mr. McDonald, our Chief Executive Officer and a director, is the president and sole stockholder of Beekman Ventures. However, Mr. McDonald did not become an officer and director until April 1999. Mr. Hinners did not become our Chief Financial Officer until April 1999.

     - On February 7, 2000, we completed an $8.1 million private placement of our common stock. We issued and sold a total of 400,000 shares of common stock resulting in gross proceeds of $5.6 million. John
         T. McDonald and Bryan R. Menell, each an officer and a director of our company, and David S. Lundeen, a director of our company, sold the remaining 180,000 shares of common stock in the private placement. The private placement was priced at $14.00 per share. Gilford Securities Incorporated acted as placement agent in connection with the private placement. We granted certain registration rights to the purchasers of all of the shares.

     - On May 1, 2000, we consummated the acquisition by way of merger of Compete Inc., an Illinois corporation, with and into our wholly-owned subsidiary, Perficient Compete, Inc., a Delaware corporation. As part of the merger consideration we issued an aggregate of 1,001,933 shares of common stock, par value $.001 per share to the shareholders of Compete, Inc. at closing, of which 324,550 shares were issued to Sam Fatigato, Compete's Chief
         Executive Officer. In connection with the Compete transaction, Mr. Fatigato was appointed to our Board of Directors and named our Chief Operating Officer. Additionally, we issued 1,001,933 shares of our common stock that are being held in escrow for disposition by the escrow agent in accordance with the Escrow Agreement dated as of May 1, 2000, of which 324,550 shares are issued in the name of Mr. Fatigato. We granted certain registration rights to the former shareholders of Compete to whom shares of Perficient common stock were issued.

         These sales were conducted in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933, as transactions not involving a public offering.

POWERSHIFT SUBLEASE

         From April 1998 until March 2000, we subleased office space on a month-to-month basis from Powershift Ventures, LLC, of which Mr. Papermaster is president and a beneficial owner. Since August 1999, we had been paying rent of $4,500 a month, which we believe was consistent with prevailing market rates. The monthly rental amounts were arrived at by arms' length negotiations. We have terminated this sublease, however, and as of April 8, 2000, we now lease approximately 5,900 square feet of office space at a total monthly rent of approximately $15,000 from HUB Properties Trust.

VIGNETTE RELATIONSHIP

         Mr. Papermaster, the Chairman of our Board, has served on the board of directors of Vignette Corporation, our largest partner, since September 1998. During 1999, Vignette accounted for 96% of our revenue.

BEEKMAN VENTURE LOAN

         In June 1999, Beekman Ventures loaned us $100,000 to cover certain working capital requirements. This loan was subsequently repaid at a market rate of interest.

FUTURE TRANSACTIONS

         All future transactions, including loans, if any, between the Company and its officers, directors, principal stockholders and their affiliates, are required by the board to be approved by a majority of the board, including a majority of the independent and disinterested outside directors on the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Perficient common stock as of June 1, 2000 for (i) each person or entity who is known by us to own beneficially more than five percent (5%) of our common stock; (ii) each named executive officer listed in the Summary Compensation table below; (iii) each director of Perficient; and
(iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)                            Amount             Percent of Class(2)
---------------------------------------                      -----------------        -------------------
                                                                 of Shares
                                                                 ---------
                                                             Beneficially Owned
                                                             ------------------

Powershift Ventures, L.P.                                           640,750               10.55%
7600-B North Capital of Texas Highway
Austin, TX 78731

Beekman Ventures, Inc.                                              512,892                8.45
2716 Barton Creek Boulevard
Austin, TX 78735-1670

Bryan R. Menell(3)                                                  496,550                8.18

John T. McDonald(4)                                                 678,992               10.91

Sam J. Fatigato                                                     649,100               10.69

Eric Simone                                                         649,100               10.69

Robert Anderson                                                     373,584                6.15

John A. Hinners(5)(6)                                                80,000                1.31

Steven G. Papermaster(7)                                            835,750               13.77

David S. Lundeen                                                    328,050                5.40

Dr. W. Frank King(8)                                                 25,000                   *

Philip J. Rosenbaum(8)                                               25,000                   *

Directors and executive officers as a group (8 persons)......     3,118,392               49.49%

-----------

* Indicates less than 1% of the outstanding shares of Perficient common stock.

(1)  Unless otherwise indicated, the address of each person or entity is 7600-B
     N. Capital of Texas Highway, Austin, Texas 78731.

(2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 1, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(3) Includes an aggregate of 200,000 shares of Perficient common stock that are subject to options granted by Mr. Menell to certain employees and officers of Perficient.

(4) Includes 512,892 shares owned by Beekman Ventures, Inc., of which Mr. McDonald is president and sole stockholder. Mr. McDonald is deemed to be the beneficial owner of such shares. Also includes 150,000 shares of Perficient common stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. McDonald by Mr. Menell. Does not include options to purchase 50,000 shares of Perficient common stock that are not exercisable within 60 days of June 1, 2000.

(5) Includes 5,000 shares held in the name of the Aubry Smith Hinners Section 2503(c) Trust.

(6) Includes options to purchase 30,000 shares of Perficient common stock exercisable within 60 days of June 1, 2000. Does not include options to purchase 80,000 shares of Perficient common stock that are not exercisable within 60 days of June 1, 2000 or 20,000 shares of Perficient common stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. Hinners by Mr. Menell but that is not exercisable within 60 days of June 1, 2000.

(7) Includes 640,750 shares owned by Powershift Ventures, L.P., of which Mr. Papermaster is the sole general partner. Mr. Papermaster is deemed to be the beneficial owner of such shares. Does not include 16,250 shares held in various family trusts over which Mr. Papermaster has neither voting nor dispositive power.

(8) Includes options for 25,000 shares exercisable within 60 days of June 1, 2000.

                     DESCRIPTION OF PERFICIENT CAPITAL STOCK

         We are authorized to issue 20,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of June 1, 2000, there are outstanding 6,071,038 shares of common stock owned by approximately 51 holders of record. In July 1999, we completed an initial public offering in which we sold 1,000,000 shares of our common stock for an aggregate offering price of $8 million. In February 2000, we completed an $8.1 million private placement of our common stock for $14 per share in which a total of 400,000 shares were newly issued by us. As part of the Merger with Compete, we issued 2,003,866 shares of Perficient common stock to the stockholders of Compete.

COMMON STOCK

         The holders of Perficient common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

         - to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and

         - in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

         All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of Perficient common stock have no preemptive right to subscribe for or purchase additional shares of any class of Perficient capital stock.

PREFERRED STOCK

         Our Board of Directors has the authority, within the limitations stated in the certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of Perficient common stock and could adversely affect the voting and other rights of the holders of Perficient common stock.

WARRANTS

         In July 1999, we issued warrants to purchase up to 100,000 shares of Perficient common stock at an exercise price of $12.00 per share in connection with our underwriting agreement with Gilford Securities Incorporated ("Gilford"). The exercise price and number of shares of common stock that may be issued under the warrants is subject to adjustment upon the occurrence of stock splits, stock dividends, reclassifications, reorganizations, consolidations or mergers.

         In July 1999, we issued warrants to purchase up to 3,750 shares of Perficient common stock at an exercise price of $8.00 per share in connection with our credit facility provided by Silicon Valley Bank.

         In February 2000, we issued 3-year warrants to purchase up to 25,000 shares of Common Stock for $21.00 per share to Gilford in partial consideration of their services in connection with our private placement of Common Stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Perficient common stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

REPORTS TO STOCKHOLDERS

         As part of our initial public offering, we registered our common stock under the provisions of Section 12(b) of the Securities Exchange Act of 1934 and we will use our best efforts to maintain registration. Such registration requires us to comply with periodic reporting, proxy solicitation and certain other requirements of the Securities Exchange Act of 1934.

SHARES ELIGIBLE FOR FUTURE SALE

         Pursuant to our initial public offering, our private placement, and our merger with Compete, and assuming no exercise of outstanding options and warrants, we have 6,070,538 shares of common stock outstanding. However, only the 1,000,000 shares offered pursuant to the initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

         All of the remaining 5,070,538 shares of common stock currently outstanding are "restricted securities" or owned by "affiliates," as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The 5,070,538 restricted securities are not eligible for sale without registration under Rule 144. As of June 1, 2000, there were outstanding options to purchase 1,331,670 shares of Perficient common stock and warrants to purchase 128,750 shares of common stock. We intend to file a registration statement on Form S-8 under the Securities Act to register the shares of Perficient common stock subject to outstanding stock options and shares that may be issued under our Employee Plan, which will permit the resale of these shares in the public market without restriction after the lock-up period expires.

LOCK-UP AGREEMENT

         Holders of 2,500,000 outstanding shares of Perficient common stock and certain option holders have agreed that until July 29, 2000 that, without the prior written consent of Gilford, they shall not sell or otherwise dispose of any shares of common stock in any public market transaction including pursuant to Rule 144. In addition, the holder of 161,714 shares of common stock has agreed with us that until August 3, 2000, he shall not sell or otherwise dispose of any shares of common stock in any public market transaction including pursuant to Rule 144.

RULE 144

         Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of Perficient or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         -        1% of our then outstanding shares of common stock; or

         - the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

         A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

MARKET FOR PERFICIENT COMMON STOCK

         Shares of Perficient common stock are listed on the Nasdaq SmallCap market under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRF".

CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

         We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder," unless:

         - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

         - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

         - on or after the date the business combination is approved by the board of directors and authorized at an annual or Special Meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting, and our bylaws eliminate the right of stockholders to call Special Meetings of stockholders. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in the control or management of Perficient even if doing so would be beneficial to our stockholders.

                SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         An aggregate of up to 580,000 shares of our common stock may be offered and sold pursuant to this Prospectus by the Selling Stockholders. The Selling Stockholders acquired these shares of common stock from us and from certain stockholders in a private placement of shares of our common stock completed in February 2000. In this private placement, we issued and sold a total of 400,000 shares of our common stock at a price of $14.00 per share, resulting in gross proceeds to our company of $5.6 million. John T. McDonald, an officer and a director of our Company, Bryan R. Menell, an officer of our company, and David S. Lundeen, a director of our company, (collectively the "Director Stockholders"), sold the remaining 180,000 shares of our common stock in the private placement. We used the proceeds of the sale of the shares of common stock issued by us to satisfy the cash purchase price related to the Merger with Compete and for other working capital purposes, including general and administrative expenses. We will not receive any of the proceeds resulting from the sale of the shares of common stock held by the Selling Stockholders.

         Our company and the Director Stockholders entered into a Placement Agent Agreement dated as of January 27, 2000 (the "Placement Agent Agreement") with Gilford Securities Incorporated ("Gilford") pursuant to which Gilford agreed to act as placement agent to our company and the Director Stockholders in connection with the private placement. Under the Placement Agent Agreement, Gilford was obligated to offer the shares of common stock on a "best efforts" basis. Pursuant to the Placement Agent Agreement, Perficient and the Director Stockholders paid Gilford a commission in the amount of 5% of the gross proceeds from the sale of the shares of common stock offered in the private placement. Additionally, we granted Gilford a warrant to purchase 25,000 shares of our common stock at an exercise price of $21.00 per share. The Placement Agent Agreement provides that we will indemnify and hold Gilford harmless from and against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or any rules or regulations promulgated thereunder.

         In connection with the private placement, we also entered into a Registration Rights Agreement with each of the purchasers of shares of our common stock pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering all of the shares of common stock sold in the private placement, including those sold by the Director Stockholders.

         The following table sets forth certain information as of June 22, 2000 regarding the sale by the Selling Stockholders of 580,000 shares of common stock in this offering.

         None of the Selling Stockholders has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock and other securities. Each person named below has an address in care of our principal executive offices.

                                                 Beneficial                                                    Shares
                                                Ownership of                                                Beneficially
                                              Shares of Common                                                 Owned
                                                 Stock Prior               Shares to be Sold                 After the
Selling Stockholder                              To Sale(1)                 in the Offering                 Offering(2)
-------------------                              ----------                 ---------------                 -----------
William W. Bryant                                  3,000                      3,000                              0
Wilmington Trust                                   15,000                     15,000                             0
c/o Philip F. du Pont Trust # 1028-7
Argyle Capital                                     17,000                     17,000                             0
Richard L. & F. Annette Scott                      125,000                    125,000                            0
Family Partnership, Ltd.
F. Annette Scott Revocable Trust                   125,000                    125,000                            0
E. Brian Harvey                                    5,000                      5,000                              0
Petros Fund L.P.                                   50,000                     50,000                             0
Nicolas Kahla                                      30,000                     30,000                             0
Andrew P. Hilliard                                 12,500                     5,000                              7,500
Daniel J. Hilliard                                 18,900                     3,000                              15,900
Hilliard Family Foundation Inc.                    14,500                     5,000                              9,500
Julie A. Maccoux &                                 24,000                     5,000                              19,000
Neal J. Maccoux JT Ten
Flint Trust amended 6/19/98                        148,000                    25,000                             123,000
UA DTD 12/20/97
Hilliard Limited Partnership                       8,900                      2,000                              6,900
Wallace J. Hilliard Irrevocable Trust              5,946                      5,000                              946
UA DTD 10/26/99
F. Stephen Allen                                   20,000                     20,000                             0
Valor Capital Management, L.P.                     15,000                     15,000                             0
Europa International Management, Inc.              15,000                     15,000                             0
A. Ray Barbour                                     5,000                      5,000                              0
Jerry Wesslen                                      5,000                      5,000                              0
Harvard Management Company, Inc.                   245,000                    100,000                            145,000

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect the shares beneficially owned by them.

(2) Assumes all of the shares of common stock offered hereby are sold by the Selling Stockholders.

         None of the Selling Stockholders has any relationship to our company other than as a securityholder.

         The common stock held by the selling stockholders may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

         The selling stockholders may also pledge shares of common stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. We have been advised by the selling stockholders that they have not made any arrangements relating to the distribution of the shares covered by this prospectus.

         The Registration Rights Agreement provides that we will indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act, or any rules or regulations promulgated thereunder. Additionally, we will pay the expenses, estimated to be approximately $40,000, in connection with this offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the common stock, or legal expenses of any person other than our company and the Selling Stockholders.

         In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered by this Prospectus will be passed upon by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited the financial statements of Perficient, Inc., LoreData, Inc., and Compete Inc. at December 31, 1998 and 1999 and for the years ended December 31, 1998 and 1999, as set forth in their reports. We've included our financial statements in the prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this Prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

         You should rely only on the information contained in this prospectus. Perficient, Inc. has not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of these securities.

                          INDEX TO FINANCIAL STATEMENTS

                                    Contents

FINANCIAL STATEMENTS FOR PERFICIENT, INC.

Report of Independent Auditors...............................................F-1
Balance Sheets...............................................................F-2
Statements of Operations.....................................................F-3
Statements of Stockholders' Equity...........................................F-4
Statements of Cash Flows.....................................................F-5
Notes to Financial Statements................................................F-6

FINANCIAL STATEMENTS FOR LOREDATA, INC.

Report of Independent Auditors..............................................F-17
Balance Sheets..............................................................F-18
Statements of Operations....................................................F-19
Statements of Stockholders' Equity..........................................F-20
Statements of Cash Flows....................................................F-21
Notes to Financial Statements...............................................F-22

FINANCIAL STATEMENTS FOR COMPETE, INC.

Report of Independent Auditors..............................................F-27
Balance Sheets..............................................................F-28
Statements of Operations....................................................F-30
Statements of Stockholders' Equity..........................................F-31
Statements of Cash Flows....................................................F-32
Notes to Financial Statements...............................................F-33

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR PERFICIENT, INC.

Consolidated Balance Sheets.................................................F-42
Consolidated Statements of Operations.......................................F-43
Consolidated Statements of Cash Flows.......................................F-44
Notes to Financial Statements...............................................F-46

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR COMPETE, INC.

Balance Sheets..............................................................F-50
Statements of Operations....................................................F-51
Statements of Cash Flows....................................................F-52
Notes to Financial Statements...............................................F-53


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Perficient, Inc.

We have audited the accompanying balance sheets of Perficient, Inc. (the "Company"), as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perficient, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.




Austin, Texas
February 21, 2000

                                                              Ernst & Young, LLP

                                PERFICIENT, INC.

                                 BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                               1998              1999
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash                                                                   $     22,996    $   5,818,918
   Accounts receivable                                                         164,961          563,334
   Other assets                                                                      -          142,422
Income tax receivable                                                                -           10,916
                                                                       ------------------------------------
Total current assets                                                           187,957        6,535,590

Computer equipment:
   Hardware                                                                     46,442           69,442
   Software                                                                      6,471           41,783
   Furniture and fixtures                                                            -            3,415
                                                                       ------------------------------------
                                                                                52,913          114,640
Accumulated depreciation                                                       (10,863)         (33,813)
                                                                       ------------------------------------
Net property and equipment                                                      42,050           80,827
                                                                       ------------------------------------
Total assets                                                              $    230,007    $   6,616,417
                                                                       ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                       $     18,640    $     165,176
   Income tax payable                                                           19,219                -
   Accrued liabilities                                                          12,639          199,150
                                                                       ------------------------------------
Total current liabilities                                                       50,498          364,326
Deferred income tax                                                              1,350                -
                                                                       ------------------------------------
Total liabilities                                                               51,848          364,326

Commitments and contingencies

Stockholders' equity:
   Common Stock, $0.001 par value; 20,000,000 shares
     authorized; 2,000,000 and 3,503,333 shares issued
     and outstanding at December 31, 1998 and 1999, respectively                 2,000            3,503
   Additional paid-in capital                                                  148,000        7,777,392
   Unearned stock compensation, net of $76,000 in amortization for
     the year ended December 31, 1999                                                -         (152,000)
   Retained earnings (deficit)                                                  28,159       (1,376,804)
                                                                       ------------------------------------
Total stockholders' equity                                                     178,159        6,252,091
                                                                       ------------------------------------
Total liabilities and stockholders' equity                               $     230,007    $   6,616,417
                                                                       ====================================

SEE ACCOMPANYING NOTES.

                                PERFICIENT, INC.

                            STATEMENTS OF OPERATIONS

                                                                            YEAR ENDED DECEMBER 31,
                                                                           1998                 1999
                                                                 ------------------------------------------
Consulting revenue                                                  $      825,800       $    3,154,936

Cost of consulting revenue                                                 400,977            1,541,389

                                                                 ------------------------------------------
Gross margin                                                               424,823            1,613,547

Selling, general and administrative                                        357,014            2,197,560

Stock compensation                                                               -              956,000

Interest expense                                                                 -               13,380

Interest income                                                                  -             (127,518)

                                                                 ------------------------------------------
Income (loss) before income tax                                             67,809           (1,425,875)

Income tax benefit (expense)                                               (27,581)              20,912

                                                                 ------------------------------------------
Net income (loss)                                                   $       40,228       $   (1,404,963)
                                                                 ==========================================

                                                                 ------------------------------------------
Net income (loss) per share - basic and diluted                     $         0.02       $        (0.47)
                                                                 ==========================================

SEE ACCOMPANYING NOTES.

                                Perficient, Inc.

                       Statements of Stockholders' Equity

                                                    COMMON STOCK         ADDITIONAL       UNEARNED      RETAINED         TOTAL
                                               ----------------------     PAID-IN          STOCK        EARNINGS     STOCKHOLDERS'
                                                  SHARES      AMOUNT      CAPITAL      COMPENSATION    (DEFICIT)        EQUITY
                                               ------------------------------------------------------------------------------------
Issuance of common stock at inception            1,000,000    $1,000     $   49,000    $       -      $         -    $    50,000
   Net loss                                              -         -              -            -          (12,069)       (12,069)
                                               ------------------------------------------------------------------------------------
Balance at December 31, 1997                     1,000,000     1,000         49,000            -          (12,069)        37,931
   Issuance of common stock                      1,000,000     1,000         99,000            -                -        100,000
   Net income                                            -         -              -            -           40,228         40,228
                                               ------------------------------------------------------------------------------------
Balance at December 31, 1998                     2,000,000     2,000        148,000            -           28,159        178,159
   Issuance of common stock                      1,503,333     1,503      7,401,392            -                -      7,402,895
   Unearned compensation                                 -         -        228,000     (228,000)               -              -
   Amortization of unearned compensation                 -         -              -       76,000                -         76,000
   Net loss                                              -         -              -            -       (1,404,963)    (1,404,963)
                                               ------------------------------------------------------------------------------------
Balance at December 31, 1999                     3,503,333    $3,503     $7,777,392    $(152,000)     $(1,376,804)   $ 6,252,091
                                               ====================================================================================

SEE ACCOMPANYING NOTES.

                                Perficient, Inc.

                            Statements of Cash Flows

                                                                               YEAR ENDED DECEMBER 31,
                                                                                1998            1999
                                                                          ---------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                           $     40,228    $  (1,404,963)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation                                                                10,530           22,950
      Non-cash stock compensation                                                      -          956,000
      Gain from disposal of fixed assets                                            (822)               -
      Deferred income taxes                                                        8,362           (1,350)
      Changes in operating assets and liabilities:
         Accounts receivable                                                    (164,961)        (398,373)
         Other assets                                                                911         (142,422)
         Income tax receivable                                                         -          (10,916)
         Accounts payable                                                         18,640          146,536
         Income tax payable                                                       19,219          (19,219)
         Accrued liabilities                                                      12,639          186,511
                                                                          ---------------------------------
Net cash used in operating activities                                            (55,254)        (665,246)

INVESTING ACTIVITIES
Purchase of property and equipment                                               (47,870)         (61,727)
Proceeds from disposal of fixed assets                                             5,596                -
                                                                          ---------------------------------
Net cash used in investing activities                                            (42,274)         (61,727)

FINANCING ACTIVITIES
Proceeds from line of credit                                                      35,000          802,673
Payments on line of credit                                                       (35,000)        (802,673)
Proceeds from stock issuances                                                    100,000        6,522,895
                                                                          ---------------------------------
Net cash provided by financing activities                                        100,000        6,522,895
                                                                          ---------------------------------

Increase in cash                                                                   2,472        5,795,922
Cash at beginning of year                                                         20,524           22,996
                                                                          ---------------------------------
Cash at end of year                                                         $     22,996    $   5,818,918
                                                                          =================================

Supplemental noncash financing activities:
   January 12, 1999 issuance of 500,000 common shares in exchange
      for shareholder receivable                                            $          -    $     250,000
                                                                          =================================

SEE ACCOMPANYING NOTES.

                                Perficient, Inc.

                          Notes to Financial Statements

                                December 31, 1999
           (Information subsequent to December 31, 1999 is unaudited)

1. BUSINESS OVERVIEW

Perficient, Inc. (the "Company") works with Internet software companies by providing them a professional services organization to implement and integrate the software products. The Company effectively operates as an internal services organization. The Company was incorporated on September 17, 1997 in Texas. The Company began operations in 1997 and is structured as a "C" corporation. On May 3, 1999 the Company reincorporated in Delaware.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Consulting revenues are comprised of revenue from consulting fees recognized on a time and material basis as performed.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. Advertising cost for the years ended December 31, 1998 and December 31, 1999 were immaterial to the financial statements.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives, which is three years.

SEGMENTS

The Company considers its business activities as a single segment.

STOCK BASED COMPENSATION

Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (FAS 123), prescribed accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by FAS 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, (APB 25).

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the FASB issued FAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by FAS 137 which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. FAS 133 will be effective for the Company's year ended December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB
101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB 101 did not have a material impact on the financial statements of the Company.

In March 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions involving Stock Compensation," which is a proposed interpretation of APB 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future operating results.

3. NET INCOME (LOSS) PER SHARE

The Company follows the provisions of SFAS No. 128, EARNINGS PER SHARE. Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Net income per share, assuming dilution, includes the effect of dilutive potential common stock issuable upon exercise of stock options using the treasury stock method.

Diluted net loss per share has not been presented for the year ended December 31, 1999, as the effect of the assumed exercise of stock options and warrants is antidilutive due to the Company's net loss. Total common stock equivalents not included in diluted net loss per share amounted to 251,750 common stock equivalents.

Computations of the net income (loss) per share for the year ended December 31, 1999 are as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                              1998               1999
                                                                       ------------------------------------
Numerator:
   Income (loss) from continuing operations - numerator for basic
      earnings per share                                                  $     40,228    $   (1,404,963)

Denominator:
   Denominator for basic earnings per share - weighted-average shares        1,750,000         3,000,556
   Effect of dilutive securities:
      Stock options                                                            124,000                -
                                                                       ------------------------------------
   Denominator for diluted earnings per share - adjusted
      weighted-average shares and assumed conversions                        1,874,000         3,000,556
                                                                       ====================================

Basic earnings per share                                                  $       0.02    $        (0.47)
                                                                       ====================================
Diluted earnings per share                                                $       0.02    $        (0.47)
                                                                       ====================================

4. CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Cash and accounts receivable potentially expose the Company to concentrations of credit risk. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to its customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company generally requires certain up-front payments from customers, and customers can be denied access to services in the event of non-payment. One customer accounted for approximately 100% and 97% of accounts receivable and 91% and 96% of revenues at December 31, 1998 and 1999, and for the years then ended, respectively.

5. EMPLOYEE BENEFIT PLAN

The Company has a qualified 401(k) profit sharing plan available to full-time employees who meet the plan's eligibility requirements. This defined contribution plan permits employees to make contributions up to maximum limits allowed by Internal Revenue Code. The Company, at its discretion, matches a portion of the employee's contribution under a predetermined formula based on the level of contribution and years of vesting services. No contributions were made to the plan in 1998 or 1999. The Company's related costs for the plan during 1998 and 1999 were $1,750 and $1,564, respectively.

6. STOCK OPTIONS

Pro forma information regarding net income is required by SFAS 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:


FOR THE YEAR ENDED DECEMBER 31                                       1998             1999
--------------------------------------------------------------------------------------------------
Risk-free interest rate                                             6.00%             6.00%
Dividend yield                                                      0.00%             0.00%
Weighted-average expected life of options                          5 years           5 years
Expected volatility                                                  .65               .622


The Company has granted stock options to various employees under the terms of the respective employee agreements. The stock options generally vest over three years. The term of each option is ten years from the date of grant.

At December 31, 1998 the Company did not reserve common stock for future issuance and no options were designated as being available for future grants. At December 31, 1999, 2,150,000 shares of common stock were reserved for future issuance and 1,651,666 options were available for future grants.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma compensation expense and net income (loss) is as follows:


                                                               YEAR ENDED DECEMBER 31,
                                                               1998               1999
                                                      ---------------------------------------
Pro forma compensation expense                           $        7,266     $       63,748
Pro forma net income (loss)                              $       32,962     $   (1,468,711)
Pro forma earnings per share - basic
   and diluted                                           $         0.02     $        (0.49)


A summary of changes in common stock options during 1998 and 1999 is as follows:


                                                                           RANGE OF      WEIGHTED-AVERAGE
                                                           SHARES       EXERCISE PRICES   EXERCISE PRICE
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
Options outstanding at December 31, 1997                     80,000       $0.05  - 0.60   $     0.53
                                                     ======================================================
Options vested, December 31, 1997                               556        0.05  - 0.60         0.53
                                                     ======================================================
   Options granted                                          249,000        0.05  - 0.50         0.40
   Options exercised                                              -                   -            -
   Options canceled                                         (56,667)       0.60                 0.40
                                                     ------------------------------------------------------
Options outstanding at December 31, 1998                    272,334        0.05  - 0.60         0.40
                                                     ======================================================
Options vested, December 31, 1998                            50,222        0.05  - 0.60         0.38
                                                     ======================================================
   Options granted                                          272,000        0.05  - 8.12         4.25
   Options exercised                                         (3,333)       0.20                 0.20
   Options canceled                                         (42,667)       0.20  - 8.12         3.74
                                                     ------------------------------------------------------
Options outstanding at December 31, 1999                    498,334        0.05  - 8.12         2.22
                                                     ======================================================
Options vested, December 31, 1999                           197,667       $0.05  - 8.12         1.95
                                                     ======================================================


The following summarizes information related to stock options outstanding at December 31, 1999:


                             OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                -----------------------------------------------  --------------------------------
                                                  WEIGHTED
                                                   AVERAGE
                                   WEIGHTED       REMAINING                         WEIGHTED
    RANGE OF                       AVERAGE       CONTRACTUAL                         AVERAGE
EXERCISE PRICES     OPTIONS     EXERCISE PRICE      LIFE             OPTIONS     EXERCISE PRICE
---------------------------------------------------------------  --------------------------------
 $0.05 - $0.60      372,334          $0.44       8.69 Years           157,667          $0.42
  3.50               16,000           3.50       9.25 Years                 -              -
  7.50 -  8.12      110,000           8.06       9.68 Years            40,000           8.00
                -----------------------------------------------  --------------------------------
 $0.05 - $8.125     498,334          $2.22       8.92 Years           197,667          $1.95
                ================================                 ================================


At December 31, 1998 and 1999, the weighted-average remaining contractual life of outstanding options was 9.54 years and 8.92 years, respectively.

The weighted-average grant-date fair value of options granted is as follows:


                                                  YEAR ENDED DECEMBER 31,
                                                  1998               1999
                                         ---------------------------------------
Granted at market prices                        $  0.40           $   1.60
Granted at below market prices                  $     -           $   5.40



7. LINE OF CREDIT

On July 1, 1999, the Company entered into an agreement with a bank to borrow up to $1,000,000 against qualified accounts receivables with full recourse. Under the contract, the bank shall purchase the accounts receivable under the following terms: 80% of the balance is remitted at the sale date, the rest is remitted upon receipt of the balance due from the customer less finance and administrative fees charged by the bank. The agreement has a one-year term and borrowings under the agreement bear interest at the banks' prime rate. In connection with this agreement, the Company issued warrants to the bank to purchase 3,750 shares at the initial public offering price of $8 per share. As the effect of the warrants are not material to the financial statements, the Company has not discounted the line of credit to separately account for the warrants.

8. INCOME TAXES

As of December 31, 1999, the Company had tax net operating loss carryforwards of approximately $274,000 that will begin to expire in 2019 if not utilized.

Utilization of net operating losses may be subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

Significant components of the provision for income taxes attributable to continuing operations are as follows:


                                           1998              1999
                                     ------------------------------------
Current:
   Federal                                  $17,661         $(17,661)
   State                                      1,558           (1,558)
                                     ------------------------------------
Total current                                19,219          (19,219)
                                     ------------------------------------

Deferred:
   Federal                                    7,684           (1,583)
   State                                        678             (110)
                                     ------------------------------------
Total deferred                                8,362           (1,693)
                                     ------------------------------------
                                            $27,581         $(20,912)
                                     ====================================



Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 1998 and 1999 are as follows:


                                                       1998              1999
                                                ------------------------------------
Deferred tax liabilities:
   Depreciable assets                                  $(6,292)       $  (9,985)
                                                ------------------------------------
Total deferred tax liabilities                          (6,292)          (9,985)
                                                ------------------------------------

Deferred tax assets:
   Tax carryforwards                                         -          101,265
   Bad debt                                                  -           25,181
   Stock Compensation                                        -           28,121
   Accrued liabilities and other                         4,942           17,364
                                                ------------------------------------
Total deferred tax assets                                4,942          171,931
Valuation allowance for deferred tax assets                  -         (161,946)
                                                ------------------------------------
Net deferred tax assets                                  4,942            9,985
                                                ------------------------------------
Net deferred taxes                                     $(1,350)       $       -
                                                ====================================


The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $162,000 during 1999.

The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:


                                                             1998              1999
                                                       ------------------------------------
Tax at statutory rate of 34%                                   $23,057        $(472,897)
State taxes, net of federal benefit                              1,653          (14,798)
Stock based compensation                                             -          299,200
Permanent items                                                  2,288            5,638
Change in valuation allowance                                        -          161,945
Other                                                              583                -
                                                       ------------------------------------
                                                               $27,581        $ (20,912)
                                                       ====================================


9. COMMITMENTS AND CONTINGENCIES

The Company leases equipment under an operating lease that expires in 2000. Future lease commitments are as follows:

       2000                                                   $     84,606
       2001                                                        116,208
       2002                                                         70,878
                                                          -------------------
       Total                                                  $    271,692
                                                          ===================


In addition, the Company has entered into a sublease with a related party for office rent. The agreement is month-to-month. For the years ended December 31, 1998 and 1999, the Company recorded rent expense of $16,707 and $88,666, respectively.

10. SUBSEQUENT EVENTS

On January 3, 2000, the Company acquired LoreData, Inc., a Connecticut corporation, and merged LoreData, Inc. into a wholly-owned subsidiary, Perficient Acquisition Corp., a Delaware corporation. Perficient Acquisition Corp. is the surviving corporation to the merger and will continue under the name, "Perficient LoreData, Inc." LoreData, Inc. was a 17 person internet professional services firm based in New London, CT. The Company acquired LoreData for an aggregate purchase price of (i) $385,000 in cash that was paid at closing, (ii) 30,005 shares of common stock, also paid at closing, and (iii) 131,709 shares of common stock that are being held in escrow for disposition by the escrow agent in accordance with an Escrow Agreement dated as of January 3, 2000.

On January 14, 2000 the Board of Directors authorized an additional 1,100,000 shares of Common Stock to be available under the Company's Stock Option/Stock Issuance Plan. An additional 50,000 shares of Common Stock were authorized and added to the Plan on February 14, 2000.

On February 7, 2000, the Company completed an $8.1 million private placement of common stock. The Company intends to use the proceeds from the private placement to further accelerate its previously announced acquisition program and for other corporate purposes. A total of 400,000 shares of common stock were issued and sold by the Company, resulting in gross proceeds to the Company of $5.6 million. The private placement was priced at $14 per share. Gilford Securities Incorporated acted as placement agent in connection with the private placement.

On February 16, 2000, the Company entered into an Agreement and Plan of Merger with Compete Inc. ("Compete"), Perficient Compete, Inc., and the shareholders of Compete. The aggregate purchase price of Compete consists of
(i) $3,500,000 in cash, (ii) $2,527,500 in promissory notes to be repaid within six months following the closing, (iii) 2,200,000 shares of common stock, of which 1,100,000 shares are subject to adjustment and (iv) the assumption of Compete, Inc.'s outstanding employee options. The closing of the acquisition of Compete is conditioned upon, among other things, obtaining the consent of Perficient's stockholders. Accordingly, there can be no assurance that the acquisition will be completed.

                         Report of Independent Auditors

The Board of Directors
LoreData, Inc.

We have audited the accompanying balance sheets of LoreData, Inc. (the "Company"), as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LoreData, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Austin, Texas
February 17, 2000

                                                              Ernst & Young, LLP

                                 LoreData, Inc.

                                 Balance Sheets

                                                                                   DECEMBER 31,
                                                                              1998              1999
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash                                                                  $      17,204    $          -
   Accounts receivable                                                         158,012          128,148
                                                                       ------------------------------------
Total current assets                                                           175,216          128,148

Property and equipment
   Computer equipment                                                           31,410           91,534
   Software                                                                      7,807           18,439
   Furniture and fixtures                                                        2,919            4,819
                                                                       ------------------------------------
                                                                                42,136          114,792
   Accumulated depreciation                                                     (6,761)         (35,535)
                                                                       ------------------------------------
Net property and equipment                                                      35,375           79,257

Other assets                                                                     1,455            2,729
                                                                       ------------------------------------
Total assets                                                             $     212,046    $     210,134
                                                                       ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                      $      29,229    $      33,279
   Accrued liabilities                                                          50,103           34,015
   Note payable to related party, current portion                                    -            3,922
   Obligation under line of credit                                              30,000           39,854
                                                                       ------------------------------------
Total current liabilities                                                      109,332          111,070
Note payable to related party, less current portion                                  -           48,968
                                                                       ------------------------------------
Total liabilities                                                              109,332          160,038

Commitments and contingencies

Stockholders' equity:
   Common stock, no par value; 20,000 shares authorized;
      100 shares issued and outstanding at December 31,
      1998 and 1999, respectively                                                1,000            1,000
   Additional paid-in capital                                                   12,668           12,668
   Note receivable from stockholder                                                  -          (53,828)
   Retained earnings                                                            89,046           90,256
                                                                       ------------------------------------
Total stockholders' equity                                                     102,714           50,096
                                                                       ------------------------------------
Total liabilities and stockholders' equity                               $     212,046    $     210,134
                                                                       ====================================

SEE ACCOMPANYING NOTES.

                                                LoreData, Inc.

                                           Statements of Operations

                                                                          YEAR ENDED DECEMBER 31,
                                                                        1998                  1999
                                                                 ------------------------------------------
Total revenue                                                       $      290,409      $    1,348,480

Cost of consulting revenue                                                 151,527             968,584
                                                                 ------------------------------------------
Gross margin                                                               138,882             379,896

Selling, general and administrative                                         49,586             371,421
Interest expense                                                                 -               7,265

                                                                 ------------------------------------------
Net income                                                          $       89,296      $        1,210
                                                                 ==========================================


SEE ACCOMPANYING NOTES.

                                 LoreData, Inc.

                       Statements of Stockholders' Equity

                                         COMMON STOCK                        ADDITIONAL   NOTE RECEIVABLE   RETAINED      TOTAL
                                 ---------------------------  SUBSCRIPTION    PAID-IN         FROM         EARNINGS   STOCKHOLDERS'
                                   SHARES         AMOUNT       RECEIVABLE     CAPITAL      STOCKHOLDER     (DEFICIT)     EQUITY
                                 --------------------------------------------------------------------------------------------------
Balance at December 31, 1997              -       $ 1,000     $   (1,000)  $        -     $          -     $   (250)  $      (250)
   Issuance of common stock             100             -          1,000            -                -            -         1,000
   Capital contribution                   -             -              -       12,668                -            -        12,668
   Net income                             -             -              -            -                -       89,296        89,296
                                 --------------------------------------------------------------------------------------------------
Balance at December 31, 1998            100         1,000              -       12,668                -       89,046       102,714
   Issuance of stockholder note           -             -              -            -          (53,828)           -       (53,828)
   Net income                             -             -              -            -                -        1,210         1,210
                                   ------------------------------------------------------------------------------------------------
Balance at December 31, 1999            100     $   1,000     $        -   $   12,668     $    (53,828)    $ 90,256   $    50,096
                                   ================================================================================================



SEE ACCOMPANYING NOTES.

                                 LoreData, Inc.

                            Statements of Cash Flows

                                                                               YEAR ENDED DECEMBER 31,
                                                                                1998            1999
                                                                          ---------------------------------
OPERATING ACTIVITIES

Net income                                                                  $     89,296    $       1,210
Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                6,761           28,774
      Legal fees paid as consideration for capital                                 2,668                -
      Changes in operating assets and liabilities:
         Accounts receivable                                                    (158,012)          29,864
         Other assets                                                             (1,455)          (1,274)
         Accounts payable                                                         28,979            4,050
         Accrued liabilities                                                      50,103          (16,088)
                                                                          ---------------------------------
Net cash provided by operating activities                                         18,340           46,536

INVESTING ACTIVITIES
Purchase of property and equipment                                               (42,136)         (72,656)
                                                                          ---------------------------------
Net cash used in investing activities                                            (42,136)         (72,656)

FINANCING ACTIVITIES
Proceeds from line of credit                                                      30,000           20,000
Payments on line of credit                                                             -          (10,146)
Payments on related party note payable                                                 -             (938)
Proceeds from contributed capital                                                 10,000                -
Proceeds from stock issuance                                                       1,000                -
                                                                          ---------------------------------
Net cash provided by financing activities                                         41,000            8,916
                                                                          ---------------------------------

Change in cash                                                                    17,204          (17,204)
Cash at beginning of year                                                              -           17,204
                                                                          ---------------------------------
Cash at end of year                                                         $     17,204    $           -
                                                                          =================================

Supplemental noncash financing activities:
   Issuance of note receivable to stockholder                               $          -    $      53,828
                                                                          =================================
   Issuance of note payable to related party                                $          -    $      53,828
                                                                          =================================

SEE ACCOMPANYING NOTES.

                                 LoreData, Inc.

                          Notes to Financial Statements

                                December 31, 1999

1. BUSINESS OVERVIEW

LoreData, Inc. (the "Company") offers Internet systems development, architecture and implementation services, to companies in a wide array of industries. The Company was incorporated on December 17, 1997 in Connecticut, at which time it began operations, and is structured as an "S" corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Consulting revenues are comprised of revenue from consulting fees recognized on a time and material basis as performed.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. Advertising cost for the years ended December 31, 1998 and December 31, 1999 were $13,562 and $14,819, respectively.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 130, REPORTING COMPREHENSIVE INCOME, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted SFAS 130 during the year ended December 31, 1998. There was no accumulated other comprehensive gain or loss during 1998 or 1999.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives, which is three to seven years.

INCOME TAXES

The Company has elected to be treated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended, whereby federal income taxes are the responsibility of the individual shareholders. The Company is subject to state income taxes. Accordingly, the Company provides for state income taxes based on statutory rates.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the FASB issued Financial Accounting Standards ("FAS") 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by FAS 137 which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. FAS 133 will be effective for the Company's year ended December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB 101 did not have a material impact on the financial statements of the Company.

In March 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions involving Stock Compensation," which is a proposed interpretation of APB 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future operating results.

3. CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Cash and accounts receivable potentially expose the Company to concentrations of credit risk. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to its customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. One customer accounted for approximately 29% and 44% of accounts receivable and 60% and 53% of revenues at December 31, 1998 and 1999, and for the years then ended, respectively.

4. EMPLOYEE BENEFIT PLAN

On January 1, 1999, the Company adopted a qualified simple profit sharing plan for all full time employees who received a specified amount in any given year. Eligible employees may elect to contribute to the plan based up to certain amounts specified in the plan. The Company, at its discretion, matches 3% of employee contributions up to $6,000 per year. Employer contributions to the plan in 1999 were $14,182. No administrative costs were incurred in conjunction with the plan in 1999.

5. LINE OF CREDIT

The Company has a revolving line of credit with a financial institution that provides maximum borrowings of $50,000 with interest payable at prime plus 1.5% (9.25% and 10.00% at December 31, 1998 and 1999, respectively). The line matures on October 31, 2000 and is guaranteed by the primary stockholder. At December 31, 1998 and 1999, the Company had borrowings against the line of $30,000 and $39,854, respectively.

6. COMMITMENTS AND CONTINGENCIES

The Company leases equipment and facilities under operating leases that expire ratably through 2002. Future lease commitments are as follows:

                2000                                   $     16,226
                2001                                          7,084
                2002                                          1,181
                                                     -------------------
                Total                                  $     24,491
                                                     ===================

For the years ended December 31, 1998 and 1999, the Company recorded lease expense of $2,478 and $27,363, respectively. During 1999, approximately $5,000 in lease expense was paid on an operating lease for an automobile used by a shareholder and officer of the Company.

7. RELATED PARTY TRANSACTIONS

During 1998, the Company paid approximately $141,000 in subcontracted labor fees to a related-party company which shares common ownership with the Company. During 1999, the shareholders of the related-party company discontinued operations and the Company hired certain employees of the related-party.

On September 1, 1999 the Company's shareholders entered into an agreement whereby one of the shareholders sold 100% of his common stock to the remaining shareholder for $150,000 in consideration. Consideration consists of a note payable and guaranteed retainer fees.

In conjunction with this agreement, the Company obligated itself to pay the note to the former shareholder. The note bears interest of 7% and specifies for monthly payments of $625 through September 2009. At December 31, 1999 the remaining note balance was $52,896. Future minimum commitments under this agreement are as follows:

                2000                                     $      3,922
                2001                                            4,206
                2002                                            4,509
                2003                                            4,836
                2004                                            5,126

In conjunction with the agreement, the Company also issued a note receivable to the existing shareholder. The note bears 7% interest and is to be paid by the existing shareholder in monthly installments of $625 through September 2009. At December 31, 1999 the remaining note balance was $53,828.

During 1999, the Company paid approximately $55,000 to a former shareholder for consulting services performed on behalf of the Company.

8. SUBSEQUENT EVENTS

On January 3, 2000, the Company was acquired by way of merger with Perficient Acquisition Corp., a Delaware corporation. Perficient Acquisition Corp. is the surviving corporation to the merger and will continue under the name, "Perficient LoreData, Inc." Perficient acquired LoreData for an aggregate purchase price of (i) $385,000 in cash that was paid at closing, (ii) 30,005 shares of Perficient common stock, par value $0.001 per share, also paid at closing, and (iii) 131,709 shares of Perficient common stock that are being held in escrow for disposition by the escrow agent in accordance with an Escrow Agreement dated as of January 3, 2000.

                         Report of Independent Auditors

The Board of Directors
Compete, Inc.

We have audited the accompanying balance sheets of Compete, Inc. (the "Company"), as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compete, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Austin, Texas
February 19, 2000

                                                              Ernst & Young, LLP

                                  Compete, Inc.

                                 Balance Sheets

                                                                                   DECEMBER 31,
                                                                               1998            1999
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash                                                                  $        84,194  $        43,172
   Accounts receivable, net of allowance for doubtful accounts of
      $10,000 and $19,616 in 1998 and 1999                                     1,035,368        1,149,214
                                                                       ------------------------------------
Total current assets                                                           1,119,562        1,192,386

Property and equipment:
   Computer equipment                                                            279,607          360,991
   Software                                                                       14,183           87,364
   Office equipment                                                               58,995           93,248
                                                                       ------------------------------------
                                                                                 352,785          541,603
   Accumulated depreciation                                                     (167,333)        (296,070)
                                                                       ------------------------------------
Net property and equipment                                                       185,452          245,533

Goodwill, net of accumulated amortization of $5,000 and $35,000 at
   December 31, 1998 and 1999                                                     85,000           55,000
Other assets                                                                       5,391            8,724
                                                                       ------------------------------------
Total assets                                                             $     1,395,405  $     1,501,643
                                                                       ====================================

                                  Compete, Inc.

                                 Balance Sheets

                                                                                   DECEMBER 31,
                                                                              1998               1999
                                                                       ------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accrued liabilities                                                   $       251,299  $       128,968
   Accrued payroll                                                               110,794           50,892
   Income tax payable                                                              2,175              855
   Deferred income tax                                                             9,920           14,375
   Deferred revenue                                                               11,950           20,360
   Short-term borrowings                                                         315,100          400,000
   Note payable to shareholder                                                    54,133                -
   Current portion of lease obligation                                            47,080           99,757
                                                                       ------------------------------------
Total current liabilities                                                        802,451          715,207
Lease obligation, net of current portion                                          79,948          119,515
                                                                       ------------------------------------
Total liabilities                                                                882,399          834,722

Stockholders' equity:
   Common stock, no par value; 3,000,000 and 3,600,000
      shares authorized; 2,700,000 and 2,634,668 shares
      issued and outstanding at December 31, 1998 and
      1999, respectively                                                          21,300           20,495
   Less cost of common stock held in treasury, 300,000
      shares in 1998 and 365,332 shares in 1999                                 (200,300)        (243,696)
   Additional paid-in capital                                                      2,000        4,595,413
   Unearned stock compensation                                                         -       (4,593,413)
   Retained earnings                                                             690,006          888,122
                                                                       ------------------------------------
Total stockholders' equity                                                       513,006          666,921
                                                                       ------------------------------------
Total liabilities and stockholders' equity                               $     1,395,405  $     1,501,643
                                                                       ====================================


SEE ACCOMPANYING NOTES.

                                  Compete, Inc.

                            Statements of Operations

                                                                              YEAR ENDED DECEMBER 31,
                                                                               1998             1999
                                                                       ------------------------------------
Revenue                                                                  $     4,181,458  $     6,643,577

Cost of consulting revenue                                                     2,626,430        4,087,063
                                                                       ------------------------------------
Gross margin                                                                   1,555,028        2,556,514

Selling, general and administrative                                              973,525        2,149,642

Interest and other                                                                13,711           53,694
                                                                       ------------------------------------
Income before income tax                                                         567,792          353,178

Income tax expense                                                                (8,710)          (3,135)

                                                                       ------------------------------------
Net income                                                               $       559,082  $       350,043
                                                                       ====================================


SEE ACCOMPANYING NOTES.

                                  Compete, Inc.

                       Statements of Stockholders' Equity



                                      COMMON STOCK         ADDITIONAL       UNEARNED                                   TOTAL
                               -------------------------    PAID-IN          STOCK         TREASURY    RETAINED    STOCKHOLDERS'
                                SHARES         AMOUNT       CAPITAL       COMPENSATION      STOCK      EARNINGS       EQUITY
                               -------------------------------------------------------------------------------------------------
Balance at December 31, 1997
  (Unaudited)                   3,000,000  $     24,000  $       2,000  $            -   $       -     $ 203,374   $    229,374
   Purchase of treasury stock    (300,000)       (2,700)             -               -    (200,300)            -       (203,000)
   Stockholder distribution             -             -              -               -           -       (72,450)       (72,450)
   Net income                           -             -              -               -           -       559,082        559,082
                               -------------------------------------------------------------------------------------------------
Balance at December 31, 1998    2,700,000        21,300          2,000               -    (200,300)      690,006        513,006
   Purchase of treasury stock    (215,332)         (805)             -               -    (144,896)            -       (145,701)
   Net income                           -             -              -               -           -       350,043        350,043
   Issuance stock dividend        150,000             -              -               -     101,500      (101,500)             -
   Deferred stock compensation          -             -      4,593,413      (4,593,413)          -             -              -
   Stockholder distribution             -             -              -               -           -       (50,427)       (50,427)
                               -------------------------------------------------------------------------------------------------
Balance at December 31, 1999    2,634,668  $     20,495  $   4,595,413  $   (4,593,413)  $(243,696)    $ 888,122   $    666,921
                               =================================================================================================


SEE ACCOMPANYING NOTES.

                                  Compete, Inc.

                            Statements of Cash Flows

                                                                             YEAR ENDED DECEMBER 31,
                                                                              1998             1999
                                                                       ------------------------------------
OPERATING ACTIVITIES
Net income                                                               $       559,082  $       350,043
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Depreciation and amortization                                               86,878          158,737
      Deferred income tax                                                          6,535            4,455
      Changes in operating assets and liabilities:
         Accounts receivable                                                    (676,736)        (113,846)
         Other assets                                                               (986)          (3,333)
         Accrued liabilities                                                     174,863         (122,331)
         Accrued payroll                                                          54,260          (59,902)
         Income tax payable                                                        2,175           (1,320)
         Deferred revenue                                                         11,950            8,410
                                                                       ------------------------------------
Net cash provided by operating activities                                        218,021          220,913

INVESTING ACTIVITIES
Purchase of property and equipment                                               (21,014)         (24,085)
Acquisition                                                                     (100,000)               -
                                                                       ------------------------------------
Net cash used in investing activities                                           (121,014)         (24,085)

FINANCING ACTIVITIES
Proceeds from issuance of debt                                                 1,258,100        1,733,000
Payments on debt                                                              (1,033,000)      (1,648,100)
Principle payments under capital lease obligations                               (32,516)         (72,489)
Payments of shareholder distribution                                             (72,450)         (50,427)
Purchase of treasury stock                                                      (148,867)        (199,834)
                                                                       ------------------------------------
Net cash provided by financing activities                                        (28,733)        (237,850)
                                                                       ------------------------------------

Increase in cash                                                                  68,274          (41,022)
Cash at beginning of year                                                         15,920           84,194
                                                                       ------------------------------------
Cash at end of year                                                      $        84,194  $        43,172
                                                                       ====================================

Supplemental noncash activities:
   Purchase of treasury stock with note payable to
      shareholder                                                        $        54,133  $             -
                                                                       ====================================
   Property and equipment acquired under capital lease
      obligations                                                        $       110,952  $       164,733
                                                                       ====================================

SEE ACCOMPANYING NOTES.

                                  Compete, Inc.

                          Notes to Financial Statements

                                December 31, 1999
           (Information subsequent to December 31, 1999 is unaudited)

1. BUSINESS OVERVIEW

Compete, Inc. ("the Company") offers Internet systems development and architecture services, implementation services, and education to companies in a wide array of industries throughout the United States and New Zealand. The Company was incorporated on October 7, 1994 in Illinois, at which time it began operations, and is structured as an "S" Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Consulting revenues are comprised of revenue from consulting fees and are recognized on a time and material basis as performed.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. Advertising cost for years ended December 31, 1998 and December 31, 1999 was $14,375 and $13,321, respectively.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 130, REPORTING COMPREHENSIVE INCOME. The Company adopted SFAS 130 during the year ended December 31, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there was no difference between net loss and comprehensive loss.

GOODWILL

Goodwill is carried at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of goodwill on a periodic basis, taking into consideration any events or circumstances which may result in diminished fair value. Goodwill is amortized using the straight line method over their estimated life which has been determined to be three years. During 1998 and 1999, the Company incurred approximately $5,000 and $30,000 in amortization expense, respectively.

INCOME TAXES

The Company has elected to be treated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended, whereby federal income taxes are the responsibility of the individual shareholders. The Company is subject to state income taxes. Accordingly, the Company provides for state income taxes based on statutory rates.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives, which is three years.

SEGMENTS

Effective January 1, 1998, the Company adopted the FASB's SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The adoption of SFAS 131 did not have a significant effect on the disclosure of segment information as the Company continues to consider its business activities as a single segment.

STOCK BASED COMPENSATION

Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("FAS 123"), prescribed accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by FAS 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25").

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the FASB issued FAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by FAS 137, which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. FAS 133 will be effective for the Company's year ended December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB 101 did not have a material impact on the financial statements of the Company.

In March 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions involving Stock Compensation," which is a proposed interpretation of APB 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future operating results.

3. CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Cash and accounts receivable potentially expose the Company to concentrations of credit risk, as defined by SFAS 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to its customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. At December 31, 1998 and 1999, three customers accounted for approximately 60% of revenues and 24% of accounts receivable, and 57% of revenue and 54% of accounts receivable, respectively.

4. EMPLOYEE BENEFIT PLAN

During 1998, the Company created a qualified 401(k) profit sharing plan available to full-time employees who meet the plan's eligibility requirements. This defined contribution plan permits employees to make contributions up to maximum limits allowed by Internal Revenue Code. The Company, at its discretion, matches a portion of the employee's contribution under a predetermined formula based on the level of contribution and years of vesting service. During 1998 and 1999, the Company made contributions to the plan totaling $9,500 and $26,700, respectively.

5. STOCK OPTIONS

Pro forma information regarding net income is required by SFAS 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

              Risk-free interest rate                                    7.00%
              Dividend yield                                             0.00%
              Weighted-average expected life of options                2.5 years
              Expected volatility                                         .65

The Company has granted stock options to various employees under the terms of the respective employee agreements. The stock options generally vest over two-to-four years. The term of each option is ten years from the date of grant.

At December 31, 1998, the Company did not reserve common stock for future issuance and no options were designated as being available for future grants. At December 31, 1999, 750,000 shares of common stock were reserved for future issuance and 184,652 options were available for future grants.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma compensation expense and net income is as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                     1998             1999
Pro forma compensation expense                   $        156     $    210,153
Pro forma net income                             $    558,926     $    139,890

A summary of changes in common stock options during 1998 and 1999 is as follows:

                                                                                              WEIGHTED-
                                                                          RANGE OF            AVERAGE
                                                                          EXERCISE            EXERCISE
                                                           SHARES          PRICES              PRICE
                                                     ------------------------------------------------------
Options outstanding December 31, 1997                             -      $           -      $       -
                                                     ------------------------------------------------------
   Options granted                                           60,000                  -           0.02
   Options exercised                                              -                  -              -
   Options canceled                                               -                  -              -
                                                     ------------------------------------------------------
Options outstanding, December 31, 1998                       60,000      $        0.02      $    0.02
   Options granted                                          505,348      $3.01 - $3.31           3.03
   Options exercised                                              -                  -              -
   Options canceled                                               -                  -              -
                                                     ------------------------------------------------------
Options outstanding, December 31, 1999                      565,348      $0.02 - $3.31      $    2.71
                                                     ======================================================

5. STOCK OPTIONS (CONTINUED)

At December 31, 1998 and 1999, the weighted-average remaining contractual life of outstanding options was 9.03 years and 9.79 years, respectively. The weighted-average grant-date fair value of options granted during 1998 and 1999 was approximately $0.02 and $12.12 per share, respectively. No options were vested as of December 31, 1998 or 1999.

6. LINE OF CREDIT

During 1998 and 1999, the Company continued to borrow funds under an existing line of credit agreement with a financial institution. The agreement allowed for borrowings up to $500,000 and $750,000 at December 31, 1998 and 1999 respectively, which are secured by all assets of the Company. The line of credit bears interest at the financial institution's prime rate plus one percent, which was 8.75% at December 1998 and 1999. Interest is due monthly until the line matures on June 30, 2000. At December 1998 and 1999, the Company had outstanding balances under the line of credit approximating $315,000 and $400,000 respectively.

7. COMMITMENTS AND CONTINGENCIES

The Company leases its principle office under a noncancelable operating lease agreement that expires in September 2001. Rental expense for all operating leases was approximately $61,362 and $125,000 for the years ended December 31, 1998 and 1999, respectively.

As of December 31, 1999, minimum lease payments under all noncancelable lease agreements were as follows:

                                                           CAPITAL         OPERATING
                                                           LEASES            LEASES
                                                     ------------------------------------

2000                                                    $    128,978      $   147,321
2001                                                          95,846          121,048
2002                                                          29,721           29,764
2003                                                           4,730            8,169
2004                                                               -            6,127
                                                     ------------------------------------
Total minimum lease payments                            $    259,275      $   312,429
                                                                       ==================
Less amount representing interest                             40,003
                                                     -------------------
Present value of minimum lease payments                      219,272
Less current portion                                          99,757
                                                     -------------------
Long-term capital lease obligation                      $    119,515
                                                     ===================

In December 1999, the Company entered into capital lease agreements for equipment that was received subsequent to year end. The present value of the future minimum lease commitment related to these capital leases are approximately $45,000. The leases will expire in January 2002.

As of December 31, 1998 and 1999, the Company held approximately $129,000 (net of $41,000 in accumulated depreciation) and $212,000 (net of $122,000 in accumulated depreciation) in fixed asset acquired under capital leases.

8. ACQUISITION

On November 13, 1998, the Company acquired Visual Software Integrations, Inc. ("VSI") for $100,000. The consideration was allocated between computer equipment and goodwill. As a condition of the acquisition, the Company entered into employment agreements with the former owners of VSI which specified bonus payments contingent upon the successful retention of certain former VSI employees. During 1999, the Company recognized expense of $100,000 relating to these agreements. Should future retention goals be met, the Company could potentially be liable for an additional $100,000.

9. INCOME TAXES

The stockholders elected to have the Company treated as a S Corporation under the Internal Revenue Code. Accordingly, the Company does not pay federal corporate tax on its income. The Company's stockholders include their pro rata share of the Company's taxable income in their individual income tax returns. It is the intent of the Company to provide distribution to its stockholders in amounts that are at least sufficient to cover the tax effect that results from the Company's taxable income being included in the stockholders' individual income tax returns.

The Company is subject to state income taxes in certain states which do not recognize S Corporation status. The Company accounts for such state income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities. At December 31, 1999 and 1998, deferred taxes resulted primarily from differences between the book basis and tax basis of accounts receivable, accounts payable, and other accrued liabilities.

10. SUBSEQUENT EVENTS

ACQUISITION OF COMPETE, INC.

On February 16, 2000, the shareholders of the Company entered into an Agreement and Plan of Merger with Perficient, Inc. ("Perficient"). The aggregate purchase price to be paid by Perficient consists of (i) $3,500,000 in cash, (ii) $2,527,500 in promissory notes to be received within six months following the closing, (iii) 2,200,000 shares of Perficient common stock, of which 1,100,000 shares are subject to adjustment and iv) the assumption of the Company's outstanding employee options. The closing of the acquisition of the Company is conditioned upon, among other things, obtaining the consent of Perficient's stockholders. Accordingly, there can be no assurance that the acquisition will be completed.

                                PERFICIENT, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                          December 31, 1999      March 31, 2000
                                                                        ------------------------------------------
                                                                                                   (unaudited)
Current assets:
    Cash                                                                           $5,818,918           $9,615,112
    Accounts receivable, net of allowance for doubtful accounts of
    $68,058 as of December 31, 1999 and $121,058 as of March 31, 2000                 560,149            1,442,534
    Other receivable                                                                    3,185               31,336
    Income tax receivable                                                              10,916               10,916
    Other current assets                                                               68,479              164,868
                                                                        ------------------------------------------
Total current assets                                                                6,461,647           11,264,766
Property and equipment, net                                                            80,827              268,579
Goodwill, net                                                                               0            2,138,109
Other noncurrent assets                                                                73,943              216,275
                                                                        ------------------------------------------
                                                                                   $6,616,417          $13,887,729
                                                                        ==========================================

Liabilities
Current liabilities:
    Accounts payable                                                                 $165,176             $292,167
    Loans                                                                                   0                3,677
    Other current liabilities                                                         199,150              571,825
                                                                        ------------------------------------------
Total current liabilities                                                             364,326              867,669
                                                                        ------------------------------------------
Total liabilities                                                                     364,326              867,669
Stockholders' equity:
    Common Stock, $.001 par value; 20,000,000 shares authorized;
    3,503,333 and 4,065,047 issued and outstanding at December 31,
    1999 and March 31, 2000, respectively                                               3,503                4,065
    Additional paid-In capital                                                      7,777,392           15,104,648
    Unearned stock compensation                                                      (152,000)            (133,000)
    Retained deficit                                                               (1,376,804)          (1,955,653)
                                                                        ------------------------------------------
Total stockholders' equity                                                          6,252,091           13,020,060
                                                                        ------------------------------------------
                                                                                   $6,616,417          $13,887,729
                                                                        ==========================================

See accompanying notes to interim consolidated financial statements.

                                PERFICIENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     Three Months Ended March 31,
                                               -----------------------------------------
                                                      1999                  2000
                                               ------------------    -------------------
                                                  (unaudited)            (unaudited)
STATEMENT OF OPERATIONS DATA:
Consulting revenues                                      $266,275             $1,820,689
Cost of consulting revenues                               153,082                937,829
                                               ------------------    -------------------
Gross margin                                              113,193                882,860

Selling, general and administrative                       137,860              1,248,347
Stock compensation                                        899,000                 19,000
Intangibles amortization                                        0                194,362
                                               ------------------    -------------------
Loss before income taxes                                 (923,667)              (578,849)
Benefit for income taxes                                   (4,335)                     0
                                               ------------------    -------------------
Net loss                                                ($919,332)             ($578,849)
                                               ==================    ===================

Net loss per share:
  Basic and diluted                                        ($0.37)                ($0.15)
                                               ==================    ===================
Shares used in computing net
   loss per share                                       2,500,000              3,931,714
                                               ==================    ===================

See accompanying notes to interim consolidated financial statements.

                                PERFICIENT, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                               Three months ended March 31,
                                                            ----------------------------------
                                                                  1999              2000
                                                            ----------------    --------------
OPERATING ACTIVITIES
Net loss                                                           ($919,332)        ($578,849)
Adjustments to reconcile net loss
to net cash used in operations:
     Depreciation                                                      4,515            20,554
     Intangibles amortization                                              0           194,362
     Non-cash compensation                                           899,000            19,000
     Loss from disposal of fixed assets                                    0               502
     Changes in operating assets and liabilities
         Accounts receivable                                         (78,035)         (882,385)
         Other receivable                                                  0           (28,151)
         Other current assets                                           (300)          (96,389)
         Other noncurrent assets                                           0          (142,332)
         Accounts payable                                             (5,653)           126,991
         Income tax payable                                          (12,138)             (931)
         Other liabilities                                            12,214           373,606
                                                            ----------------    --------------
Net cash used in operating activities                                (99,729)         (994,022)

INVESTING ACTIVITIES
Purchase of property and equipment                                         0          (213,786)
Cash paid for acquired businesses                                          0          (385,000)
Proceeds from disposal of fixed assets                                     0             4,977
                                                            ----------------    --------------
Net cash used in investing activities                                      0          (593,809)

FINANCING ACTIVITIES
     Proceeds from shareholder loan                                      400                 0
     Payments on shareholder loan                                       (400)                0
     Proceeds from short-term borrowings                             410,271            43,531
     Payments on short-term borrowings                              (236,784)          (39,854)
     Proceeds from stock issuances, net                                    0         5,380,348
                                                            ----------------    --------------
Net cash provided by financing activities                            173,487         5,384,025
                                                            ----------------    --------------
Increase in Cash                                                      73,758         3,796,194

Cash at beginning of period                                           22,996         5,818,918
                                                            ----------------    --------------
Cash at end of period                                                $96,754        $9,615,112
                                                            ================    ==============
Supplemental noncash financing activities:
     Goodwill associated with acquisition                                 $0       ($2,332,471)
     Issuance of 161,714 shares of common stock related
         to acquisition                                                   $0        $1,940,568


                                                  F-44


      Issuance of 500,000 shares of
         common stock in exchange for shareholder
         receivable                                                 $250,000             $----



See accompanying notes to interim consolidated financial statements.

                                PERFICIENT, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.   Basis of Presentation

     The accompanying unaudited financial statements of Perficient, Inc. (the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2000 many not be indicative of the result for the full fiscal year ending December 31, 2000.

Certain amounts in the three months ended March 31, 1999 have been reclassified to conform to the presentation for the three months ended March 31, 2000.

2.   Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   Segment Information

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented.

4.   Net Earnings (Loss) Per Share

     The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net earnings (loss) per share is computed by dividing the earnings (loss) available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted earnings (loss) per share excludes shares that are subject to issuance if the effect is antidilutive. Shares subject to issuance include Common Stock subject to repurchase rights and shares of Common Stock issuable upon the exercise of stock options and warrants.

The following table sets forth the computation of basic and diluted loss per share for the periods:


                                                                         Three Months Ended
                                                                   -----------------------------
                                                                    Mar 31, 1999    Mar 31, 2000
                                                                   --------------  -------------
Numerator:
   Loss from continuing operations-numerator for                       ($919,332)     ($578,849)
   basic earnings per share


Denominator:

   Denominator for basic earnings per share-                           2,500,000      3,931,714
   weighted average shares

   Effect of dilutive securities: stock options                              ---            ---
                                                                   --------------  -------------
   Denominator for diluted earnings per share-                         2,500,000      3,931,714
   weighted average shares
                                                                   ==============  =============

   Basic and diluted loss per share:                                      ($0.37)        ($0.15)
                                                                   ==============  =============



5.   Recent Accounting Pronouncements

     In June 1998 and 1999, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" and SFAS No. 137, "Accounting for Derivatives and Hedging Activities - Deferral of the Effective Date of SFAS No. 133" ("SFAS 133"), respectively. SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have an impact on the Company's reported results of operations, financial position or cash flows.

6.   Balance Sheet Components


                                     December 31, 1999       March 31, 2000
                                     -----------------       --------------
                                                               (unaudited)
Other current assets:
I/C -subsidiary                                     $0                $(357)
Employee advances                                3,185               18,878
                                     -----------------       --------------
                                                $3,185              $18,521
                                     =================       ==============

Other noncurrent assets:
Notes receivable                                $5,000               $5,933
Leasehold improvements                              $0              $19,087
Capitalized acquisition costs                   68,479              164,868
Deposits                                             0              128,984
Prepaid expenses                                68,943               62,271
                                     -----------------       --------------
                                              $142,422             $381,143
                                     =================       ==============

Other current liabilities:
Accrued expenses                              $135,169             $363,074
Income tax payable                                   0                    0
Payroll liability                               63,981              208,384
Sales tax payable                                    0                  367
                                     -----------------       --------------
                                              $199,150             $571,825
                                     =================       ==============


7.  Recent Developments

         On January 3, 2000, the Company consummated the acquisition by way of merger of LoreData, Inc., a Connecticut corporation, with and into the Company's wholly-owned subsidiary, Perficient Acquisition Corp., a Delaware corporation. Perficient Acquisition Corp. was the surviving corporation to the merger and is continuing under the name, "Perficient LoreData, Inc." The Company acquired LoreData for an aggregate purchase price of $2,460,000, subject to certain post-closing adjustments. The purchase price of $2,460,000 consisted of (i) $385,000 in cash that was paid at closing, (ii) 30,005 shares of the Company's Common Stock, par value $0.001 per share, also paid at closing, and (iii) 131,709 shares of common stock that are being held in escrow for disposition by the escrow agent in accordance with an Escrow Agreement dated as of January 3, 2000. The shares of common stock issued in connection with the merger had a value of $12.83 per share, which was the average closing price of the common stock for the ten consecutive trading days prior to the public announcement of the transaction on December 13, 1999.

         On February 7, 2000, the Company completed an $8.1 million private placement of common stock. A total of 6 institutions participated in the private placement. A total of 400,000 shares of common stock were issued and sold by the Company, resulting in gross proceeds to the Company of $5.6 million. John T. McDonald and Bryan R. Menell, each an officer and a director of the Company, and David S. Lundeen, a director of the Company, sold the remaining

180,000 shares of common stock in the private placement. The private placement was priced at $14 per share.

         On February 16, 2000, the Company entered into an Agreement and Plan of Merger with Compete Inc. ("Compete"), Perficient Compete, Inc., and the shareholders of Compete. The aggregate purchase price of Compete consisted of
(i) $3,500,000 in cash, (ii) $2,527,500 in promissory notes to be repaid within six months following the closing, (iii) 2,200,000 shares of common stock, of which 1,100,000 shares are subject to adjustment and (iv) the assumption of Compete, Inc.'s outstanding employee options. The Merger became effective on May 1, 2000.

         Our unaudited pro forma Statement of Operations data for the three months ended March 31, 2000, including the pro forma effect of the acquisition of Compete, is as follows:



         Pro forma revenues                                  $4,043,752
         Net loss from continuing operations                ($5,194,468)
         Net loss                                           ($5,326,687)
         Net loss per share                                      ($0.89)


                                                        COMPETE, INC.
                                                        BALANCE SHEETS

                                                                                            December 31, 1999       March 31, 2000
                                                                                            --------------------------------------
                                                                                                                     (unaudited)
ASSETS
  Current assets:
    Cash                                                                                           $43,173              $109,287
    Accounts receivable, net of allowance for doubtful accounts of $19,616 as of                 1,149,213             1,683,457
    December 31, 1999 and $39,616 as of March 31, 2000

    Other current assets                                                                                 0                22,803
                                                                                            --------------------------------------
  Total current assets                                                                           1,192,386             1,815,547
  Property and equipment, net                                                                      245,533               240,921
  Goodwill, net                                                                                     55,000                47,500
  Other noncurrent assets                                                                            8,724                18,669
                                                                                            --------------------------------------
Total assets                                                                                    $1,501,643            $2,122,637
                                                                                            ======================================

LIABILITIES AND STOCKHOLDERS' DEFICIT
  Liabilities
  Current liabilities:
    Accrued liabilities                                                                            $72,166              $361,198
    Accrued payroll                                                                                107,694               202,190
    Deferred income tax                                                                             15,230                15,230
    Deferred revenue                                                                                20,360                20,360
    Short-term borrowings                                                                          400,000               512,000
    Current portion of lease obligation                                                             99,757                94,920
                                                                                            --------------------------------------
  Total current liabilities                                                                        715,207             1,205,898
  Lease obligation, net of current portion                                                         119,515               101,267
                                                                                            --------------------------------------
  Total liabilities                                                                                834,722             1,307,165
  Stockholders' equity:
    Common Stock, no par value; 3,600,000 shares authorized; 2,634,668 issued                       20,495                20,495
    and outstanding at December 31, 1999 and March 31, 2000, respectively

    Less cost of 365,442 shares of common stock held in treasury                                  (243,696)             (243,696)
    Additional paid-In capital                                                                   4,595,413             4,595,413
    Unearned stock compensation                                                                 (4,593,413)           (4,250,925)
    Retained deficit                                                                               888,122               694,185
                                                                                            --------------------------------------
  Total stockholders' equity                                                                       666,921               815,472
                                                                                            --------------------------------------
Total liabilities and stockholders' equity                                                      $1,501,643            $2,122,637
                                                                                            ======================================


                                              COMPETE, INC.
                                        STATEMENTS OF OPERATIONS


                                                         Three Months Ended March 31,
                                                      ----------------------------------
                                                          1999                   2000
                                                      -----------            -----------
                                                      (unaudited)            (unaudited)
STATEMENT OF OPERATIONS DATA:
Consulting revenues                                    $1,188,069             $2,223,063
Cost of consulting revenues                               752,152              1,075,844
                                                      -----------            -----------
Gross margin                                              435,917              1,147,219

Selling, general and administrative                       442,685                747,356
Stock compensation                                              0                342,488
Intangibles amortization                                    7,500                  7,500
                                                      -----------            -----------
Net income (loss) from operations                         (14,268)                49,875

Acquisition related expenses                                    0                228,913
Interest expense                                            7,649                 13,399
                                                      -----------            -----------
Loss before income taxes                                  (21,917)              (192,437)

Provision (benefit) for income taxes                            0                      0
                                                      -----------            -----------
Net loss                                                 ($21,917)             ($192,437)
                                                      ===========            ===========

Net loss per share:
 Basic and diluted                                         ($0.01)                ($0.07)
                                                      ===========            ===========

Shares used in computing net
 loss per share                                         2,700,000              2,634,668
                                                      ===========            ===========


                                 COMPETE, INC.
                            STATEMENTS OF CASH FLOW


                                                                  Three months ended March 31,
                                                                     1999              2000
                                                                  ----------        ----------
OPERATING ACTIVITIES
Net loss                                                            ($21,917)        ($192,437)
Adjustments to reconcile net loss
to net cash provided by operations:
     Depreciation                                                     28,026            35,558
     Intangibles amortization                                          7,500             7,500
     Non-cash compensation                                                 0           342,488
     Changes in operating assets and liabilities
         Accounts receivable                                         (10,533)         (534,244)
         Other current assets                                         (4,688)          (22,803)
         Other noncurrent assets                                           0            (9,945)
         Accrued liabilities                                        (108,742)          289,032
         Accrued payroll                                             123,986            94,496
         Deferred revenue                                             (1,950)                0
                                                                  ----------        ----------
Net cash provided by operating activities                             11,682             9,645

INVESTING ACTIVITIES
Purchase of property and equipment                                    (9,932)          (30,946)
                                                                  ----------        ----------
Net cash used in investing activities                                 (9,932)          (30,946)

FINANCING ACTIVITIES
     Proceeds from issuance of debt                                  464,396         1,002,000
     Payments on debt                                               (453,100)         (890,000)
     Principle payments under capital lease obligation               (13,457)          (23,085)
     Payments of shareholder distribution                                  0            (1,500)
     Purchase of treasury stock                                      (54,133)                0
                                                                  ----------        ----------
Net cash provided by (used in) financing activities                  (56,294)           87,415
                                                                  ----------        ----------
Increase (decrease) in cash                                          (54,544)           66,114
Cash at beginning of period                                           84,194            43,173
                                                                  ----------        ----------
Cash at end of period                                                $29,650          $109,287
                                                                  ==========        ==========


                                  COMPETE, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.   Basis of Presentation

     The accompanying unaudited financial statements of Compete, Inc. (the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2000 may not be indicative of the result for the full fiscal year ending December 31, 2000.

2.   Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   Segment Information

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented.

4.   Net Earnings (Loss) Per Share

     The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net earnings (loss) per share is computed by dividing the earnings (loss) available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted earnings (loss) per share excludes shares that are subject to issuance if the effect is antidilutive. Shares subject to issuance include Common Stock subject to repurchase rights and shares of Common Stock issuable upon the exercise of stock options and warrants.

The following table sets forth the computation of basic and diluted loss per share for the periods:

                                                      Three Months Ended
                                              -----------------------------------
                                              March 31, 1999       March 31, 2000
                                              -----------------------------------

Numerator:
     Loss from continuing                         ($21,917)           ($192,437)
     operations-numerator for basic
     earnings per share

Denominator:
     Denominator for basic earnings per          2,700,000            2,634,668
     share-weighted average shares
     Effect of dilutive securities: stock               --                   --
     options                                     ---------            ---------

     Denominator for diluted earnings per        2,700,000            2,634,668
     share-weighted average shares
                                                 =========            =========
     Basic and diluted loss per share:              ($0.01)              ($0.07)
                                                 =========            =========

5.   Recent Accounting Pronouncements

     In June 1998 and 1999, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" and SFAS No. 137, "Accounting for Derivatives and Hedging Activities - Deferral of the Effective Date of SFAS No. 133" ("SFAS 133"), respectively. SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have an impact on the Company's reported results of operations, financial position or cash flows.

6.   Balance Sheet Components


                                    December 31, 1999    March 31, 2000
                                    -----------------------------------
                                                           (unaudited)

Other current assets:
Undeposited funds                              $0              $22,803
                                    -------------        -------------
                                               $0              $22,803
                                    =============        =============

Other noncurrent assets:
Employee Advances                              $0               $5,600
Deposits                                    8,724               13,069
                                    -------------        -------------
                                           $8,724              $18,669
                                    =============        =============

7.  Recent Developments

         On February 16, 2000, the Company entered into an Agreement and Plan of Merger with Perficient Inc. ("Perficient"), Perficient Compete, Inc., and the shareholders of Perficient. The aggregate purchase price of Compete consisted of (i) $3,500,000 in cash, (ii) $2,527,500 in promissory notes to be repaid within six months following the closing, (iii) 2,200,000 shares of common stock, of which 1,100,000 shares are subject to adjustment and (iv) the assumption of Compete, Inc.'s outstanding employee options. The Merger became effective on May 1, 2000.

===============================================================================
         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY AND SECURITY OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

-------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                -----------------

                                                                          PAGE
SUMMARY                                                                      1
RISK FACTORS                                                                 5
USE OF PROCEEDS                                                             15
CAPITALIZATION                                                              15
MARKET PRICE AND DIVIDEND INFORMATION                                       16
PRO FORMA SELECTED FINANCIAL DATA                                           17
MANAGEMENT DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                            25
BUSINESS                                                                    31
MANAGEMENT                                                                  41
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS                            45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                              49
PRINCIPAL STOCKHOLDERS                                                      51
DESCRIPTION OF PERFICIENT CAPITAL STOCK                                     53
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION                               57
LEGAL MATTERS                                                               59
EXPERTS                                                                     59
WHERE YOU CAN FIND MORE INFORMATION                                         60
FINANCIAL STATEMENTS                                                       F-i

===============================================================================

===============================================================================


                                580,000 SHARES OF
                                  COMMON STOCK














-------------------------------------------------------------------------------

                                PERFICIENT, INC.

-------------------------------------------------------------------------------

                                   PROSPECTUS

-------------------------------------------------------------------------------




                                 JULY 24, 2000